UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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CHEMICAL FINANCIAL CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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235 East Main Street
Midland, Michigan 48640
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 25, 2018

To Our Shareholders:
The 2018 annual meeting of shareholders of Chemical Financial Corporation will be held at the Devos Place, 303 Monroe Avenue NW, Grand Rapids, Michigan, on Wednesday, April 25, 2018, at 3:30 p.m. local time. At the meeting, we will consider and vote on:

1.	The election of 13 directors;

2.	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2018; and

3.	An advisory vote on compensation of our named executive officers.
We will also conduct any other business that properly comes before the meeting or at any adjournment of the meeting.
You are receiving this notice and can vote at the meeting and any adjournment of the meeting if you were a shareholder of record as of the close of business on February 26, 2018. The enclosed proxy statement and proxy are first being sent to our shareholders on approximately March 16, 2018. A copy of our annual report for the year ended December 31, 2017 is enclosed with this notice.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 25, 2018. This year, we are taking advantage of the rules of the SEC that allow us to furnish our proxy materials over the Internet. We are mailing to our shareholders a Notice of Internet Availability of Proxy Materials, rather than mailing a full paper set of the materials. The Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy materials on the Internet, as well as instructions on obtaining a paper or email copy of the proxy materials. This process will reduce our costs to print and distribute our proxy materials.
We urge you to please vote your shares now whether or not you plan to attend the meeting. Voting by the Internet or telephone is fast and convenient, and your vote is immediately confirmed and tabulated. If you request to receive a paper copy of the proxy materials, you may also vote by completing, signing, dating and returning the accompanying proxy card in the enclosed return envelope furnished for that purpose. By using the Internet or voting by telephone, you help us reduce postage and proxy tabulation costs.
We look forward to seeing you at the meeting.
By Order of the Board of Directors,
David T. Provost
Chief Executive Officer and President
March 16, 2018

CHEMICAL FINANCIAL CORPORATION
PROXY STATEMENT
dated March 16, 2018
For the Annual Meeting of Shareholders
to be held April 25, 2018
Introduction
Use of Terms
In this proxy statement, “we,” “us,” “our,” and the “Corporation” refer to Chemical Financial Corporation, the “Bank” refers to Chemical Bank, and “you” and “your” refer to each shareholder of Chemical Financial Corporation.
Questions and Answers about the Proxy Materials and Our 2018 Annual Meeting

Q.	Why am I receiving these materials?

A.
Our board of directors is providing these proxy materials to you in connection with its solicitation of proxies for use at the Chemical Financial Corporation 2018 annual meeting of shareholders. The meeting will take place on Wednesday, April 25, 2018, at 3:30 p.m. local time, at Devos Place, 303 Monroe Avenue NW, Grand Rapids, Michigan. You are invited to attend the meeting and are requested to vote on the proposals described in this proxy statement.

Q.	What proposals will be voted on at the annual meeting?

A.	The following proposals are scheduled to be voted on at the annual meeting:

•	the election of 13 directors (Proposal 1);

•	the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2018 (Proposal 2); and

•	an advisory vote on the compensation of our named executive officers (Proposal 3).
In addition, any other business that properly comes before the meeting will be considered and voted on. As of the date of this proxy statement, we are not aware of any other matters to be considered and voted on at the meeting. If any other matters are presented, the persons named as proxies on the enclosed proxy will have discretionary authority to vote for you on those matters.

Q.	What information is contained in these materials?

A.
The information included in this proxy statement discusses the proposals to be voted on at the meeting, the voting process, the compensation of our directors and named executive officers, and certain other required information. If you requested printed copies of the proxy materials to be sent to you by mail, your proxy, which you may use to vote on the proposals described in this proxy statement, is also enclosed.

Q.	How does the Corporation's board of directors recommend that I vote?

A.	Your board of directors recommends that you vote FOR approval of Proposals 1, 2, and 3.

Q.	Who may vote?

A.
You may vote at the annual meeting if you were a shareholder of record of our common stock at the close of business on February 26, 2018. Each shareholder is entitled to one vote per share of our common stock on each matter presented for a shareholder vote at the meeting. As of the February 26, 2018 record date, there were 71,302,570 shares of Chemical Financial common stock issued and outstanding.

We anticipate that the Notice of Internet Availability of Proxy Materials will first be sent to shareholders on or about March 16, 2018. The proxy statement and the form of proxy relating to the annual meeting are first being made available to shareholders on or about March 16, 2018.

Q.	Why did I receive a Notice of Internet Availability of Proxy Materials instead of paper copies of the proxy materials?

A.
This year, pursuant to the SEC “Notice and Access” rules, we are furnishing our proxy materials to our shareholders over the Internet instead of mailing each of our shareholders paper copies of those materials. As a result, we will send our shareholders by mail a Notice of Internet Availability of Proxy Materials, which we refer to as the Notice, containing instructions on how to access our proxy materials over the Internet and how to vote. The Notice is not a ballot or proxy card and cannot be used to vote your shares of common stock. The Notice also tells you how to access your proxy card to vote on the Internet. If you received a Notice by mail and would like to receive a printed or email copy of the proxy materials, please follow the instructions included in the Notice. You will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the Notice.

If you own shares of common stock in more than one account–for example, in a joint account with your spouse and in your individual brokerage account–you may have received more than one Notice. To vote all of your shares of common stock, please follow each of the separate proxy voting instructions that you received for your shares of common stock held in each of your different accounts.

Q.	How do I vote?

A.	If you hold shares in your own name, you may vote by selecting any of the following options:

•	Internet Voting. You may vote via the Internet 24 hours a day, seven days a week, by visiting www.proxypush.com/CHFC. Follow the steps outlined on the secure website.

•	Telephone Voting. You may vote via telephone 24 hours a day, seven days a week, by dialing the toll-free number on the instructions included on your proxy and listening for further directions.

•	By Mail. If you request printed copies of the proxy materials to be sent to you by mail, you can complete the proxy card, date and sign it, and return it in the postage-paid envelope provided.

Shares represented by signed proxies will be voted as instructed. If you sign the proxy but do not mark your vote, your shares will be voted as the directors have recommended.
If you acquired your shares through the stock purchase and dividend reinvestment plan or if you hold your shares in street name, see the instructions below.

Q.	How do I vote my shares acquired through the stock purchase and dividend reinvestment plan (Computershare CIP)?

A.
If you are enrolled in our stock purchase and dividend reinvestment plan (Computershare CIP), the enclosed proxy covers: (1) all shares of our common stock owned of record by you at the record date, and (2) all shares of our common stock held by you in the Computershare CIP at that time. Computershare, as agent under the Computershare CIP, will vote any common stock held by it under the Computershare CIP in accordance with your written direction as indicated on the proxy. All such shares will be voted the way you direct. If no specific instruction is given on a returned proxy, Computershare will vote as recommended by the board of directors.

Q.	How do I vote if I hold my shares in “street name”?

A.
If you hold your shares in “street name,” which means that your shares are registered in the name of a bank, broker or other nominee (which we collectively refer to as your “broker”), your broker must vote your street name shares in the manner you direct if you provide your broker with proper and timely voting instructions. Please use the voting forms and instructions provided by your broker or its agent. These forms and instructions typically permit you to give voting instructions by telephone or the Internet if you wish. If you are a street name holder and want to change your vote, you must contact your broker. Please note that you may not vote shares held in street name in person at the annual meeting unless you request and receive a valid proxy from your broker.

Q.	Does my broker have discretionary authority to vote my shares?

A.
If you do not provide your broker with voting instructions, then your broker has discretionary authority to vote your shares on certain “routine” matters. We expect that Proposal 2 will be considered a routine matter and your broker will have discretionary authority to vote your shares on such proposal. Proposals 1 and 3 are not considered routine matters and your broker will not have discretionary authority to vote your shares on these matters. It is important that you promptly provide your broker with voting instructions if you want your shares voted on Proposals 1 and 3.

Q.	Can I change my mind after I return my proxy?

A.
Yes. If you are a shareholder of record (i.e., you hold your shares directly instead of through a brokerage account) and you change your mind after you return your proxy or you vote electronically over the Internet or by telephone, you retain the power to revoke your proxy or change your vote. You may revoke your proxy or change your vote at any time before the polls close at the meeting. You may do this by:

•	delivering written notice of revocation to our Corporate Secretary, William C. Collins, at 235 E. Main Street, Midland, Michigan 48640;

•	a later-dated electronic vote over the Internet or by telephone; or

•	attending the meeting and voting in person.
If you hold your shares through a brokerage account, you must contact your brokerage firm to revoke your proxy.

Q.	What are broker non-votes?

A.
Generally, broker non-votes occur when shares held by a broker in street name for a beneficial owner are not voted with respect to a particular proposal because the broker has not received timely voting instructions from the beneficial owner and the broker lacks discretionary voting power to vote those shares. In these cases, the broker can register your shares as being present at the meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange.

Q.	What is the quorum requirement for the annual meeting?

A.
To conduct business at the annual meeting, a quorum of shareholders must be present. The presence in person or by properly executed proxy of the holders of a majority of all issued and outstanding shares of our common stock entitled to vote at the meeting is necessary for a quorum. To determine whether a quorum is present, we will include shares that are present or represented by proxy, including abstentions and shares represented by a broker non-vote on any matter.

Q.	What vote is necessary to approve the proposals?

A.
Election of Directors.  A plurality of the shares voting is required to elect directors. This means that, if there are more nominees than positions to be filled, the nominees who receive the most votes will be elected to the open director positions. Abstentions, broker non-votes and other shares that are not voted in person or by proxy will not be included in the vote count. Shareholders do not have cumulative voting rights. In the event that a nominee currently serving as a director receives a greater number of votes “withheld” from his or her election than votes “for” his or her election, such nominee must promptly tender his or her resignation to the board of directors. The Corporate Governance and Nominating Committee must promptly consider the resignation and recommend to the board of directors whether to accept or reject the resignation. The board of directors then must act on the committee’s recommendation and determine whether to accept or reject the resignation.

Proposals 2 and 3.    Proposals 2 and 3 will be approved if a majority of the shares that are voted on each proposal at the meeting are voted in favor of each proposal. Abstentions, broker non-votes and other shares that are not voted on Proposals 2 and 3 in person or by proxy will not be included in the vote count.
Required Vote for Other Matters.    We do not know of any other matters to be presented at the meeting. Generally, any other proposal to be voted on at the meeting would be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of the proposal. Abstentions, broker non-votes and other shares that are not voted on the proposal in person or by proxy would not be included in the vote count.

Q.	May the annual meeting be adjourned?

A.
Yes. The shareholders present at the meeting, in person or by proxy, may, by a majority vote, adjourn the meeting despite the absence of a quorum. Shares represented by proxy may be voted at the discretion of the proxy holder on a proposal to adjourn the meeting.

Q.	What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials?

A.	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all of your shares.

Q.	Where can I find the voting results of the annual meeting?

A.
We will announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K that will be filed with the Securities and Exchange Commission (SEC) within four business days of the date of the annual meeting.

Overview of Proposals
This proxy statement contains three proposals requiring shareholder action. Proposal 1 requests the election of 13 directors to the board of directors. Proposal 2 requests the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2018. Proposal 3 requests advisory approval of our executive compensation.

Proposal 1
Election of 13 Directors
Following a review and nomination from the Corporate Governance and Nominating Committee, the board of directors proposes that the following nominees be elected as directors for terms expiring at the 2019 annual meeting of shareholders:
James R. Fitterling
Ronald A. Klein
Richard M. Lievense
Barbara J. Mahone
Barbara L. McQuade
John E. Pelizzari
David T. Provost
Thomas C. Shafer
Larry D. Stauffer
Jeffrey L. Tate
Gary Torgow
Arthur A. Weiss
Franklin C. Wheatlake
Each proposed nominee, other than Ms. McQuade, currently serves as a director of Chemical Financial Corporation and Chemical Bank for a term that will expire at this year’s annual meeting. Ms. McQuade is a new director nominee for our 2018 annual meeting of shareholders recommended by our current board of directors. The proposed nominees are willing to be elected and serve as directors. If a nominee is unable to serve or is otherwise unavailable for election, which we do not anticipate, the incumbent board of directors may or may not select a substitute nominee. If a substitute nominee is selected, your proxy will be voted for the person selected. If a substitute nominee is not selected, your proxy will be voted for the election of the remaining nominees. No proxy will be voted for a greater number of persons than the number of nominees named above.
Biographical information concerning each of our director nominees appears below under the heading “Board of Directors.” Each of the current directors and nominees for director other than David T. Provost, Thomas C. Shafer, Gary Torgow and Richard M. Lievense, qualified as independent directors as defined by NASDAQ Listing Rules, including such definitions applicable to each committee of the board of directors upon which he or she serves or served. In making this determination, the board of directors considered all ordinary course loan and other business transactions between the directors, Chemical Financial Corporation and Chemical Bank.
Your Board of Directors and the Corporate Governance and Nominating Committee
recommend that you vote FOR the election of all nominees as directors.

Proposal 2
Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2018

The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm to audit our consolidated financial statements as of and for the year ending December 31, 2018 and the effectiveness of internal control over financial reporting as of December 31, 2018, and to perform such other appropriate audit-related accounting, tax compliance or other tax services as may be approved by the Audit Committee. The Audit Committee and the board of directors propose and recommend that shareholders ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2018.
More information concerning our relationship with KPMG LLP appears below under the subheading “Board Committees – Audit Committee” and the headings “Audit Committee Report” and “Independent Registered Public Accounting Firm.”
If the shareholders do not ratify the appointment of KPMG LLP, the Audit Committee will consider a change of the independent registered public accounting firm for the next year.
Your Board of Directors and the Audit Committee
recommend that you vote FOR Proposal 2.

Proposal 3
Advisory Approval of Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the Dodd-Frank Act) requires, among other things, that we hold a non-binding, advisory vote to approve the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in this proxy statement.
This proposal (sometimes referred to as a Say-on-Pay proposal) gives you, as a shareholder, the opportunity to approve or not approve our executive compensation through the following resolution:

“Resolved, that the compensation paid to our named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion is hereby approved.”
We believe that our executive compensation programs and policies appropriately align named executive officers’ incentives with shareholder interests and are designed to attract and retain high quality executive talent. We believe that our executive compensation programs and policies are and have been competitive within the industry and in comparison with the compensation programs and policies of competitors in the markets that we serve. We also believe that both the Corporation and shareholders benefit from responsive corporate governance policies and dialogue.

This vote is advisory, which means that it is not binding on us or the board of directors, and may not be construed as overruling a decision by the board of directors or creating an additional fiduciary duty of the board of directors. However, the Compensation and Pension Committee will take into account the outcome of the vote when considering future executive compensation decisions.
Our current policy is to provide shareholders with an opportunity to approve executive compensation each year at the annual meeting of shareholders. The next such vote is scheduled to occur at the 2019 annual meeting of shareholders.

Your Board of Directors and the Compensation and Pension Committee
recommend that you vote FOR Proposal 3.

Board of Directors
General
Our board of directors presently consists of 12 individuals. The term of office for each of the directors is one year and expires at the annual meeting each year. The board has nominated our 12 current directors and a new director nominee for election at the 2018 annual meeting of shareholders. Ms. McQuade is the new director nominee for our 2018 annual meeting of shareholders. Each director, other than Ms. McQuade, is currently a director of the Corporation and Chemical Bank.

Nominees for Election as Directors
Except as otherwise indicated, each director and nominee has had the same principal occupation and employment during the past five years. The age of each director and nominee is as of December 31, 2017.
James R. Fitterling, age 56, has served as a director of the Corporation since July 2010 and is Chairman of the Corporate Governance and Nominating Committee and a member of the Audit, Compensation and Pension, Risk Management and Strategic Committees. Mr. Fitterling is Chief Operating Officer for the Materials Science Division of DowDuPont, Inc., a holding company comprised of The Dow Chemical Company and DuPont with the intent to form independent, publicly traded companies in agriculture, materials science and specialty products sectors. Mr. Fitterling also serves as President and Chief Operating Officer of The Dow Chemical Company (Dow), a diversified science and technology company that manufactures chemical, plastic and agricultural products. Mr. Fitterling joined Dow in 1984. After serving in a variety of sales, marketing and supply chain positions in Liquid Separations, he was named Commercial Director for Liquid Separations, Dow Pacific in 1994. In 1998, he was appointed Global Business Director for Liquid Separations and President and CEO of FilmTec Corporation, a wholly-owned subsidiary of Dow. In 2000, he was named General Manager for Dow Thailand and Managing Director for SCC-Dow Group of joint venture companies. In 2002, he became Chief Executive Officer of The OPTIMAL Group, affiliate of Petroliam Nasional Berhad (PETRONAS), Malaysia’s state-owned oil corporation and Dow. He added responsibility for the Southeast Asia and Australia region in 2004. Mr. Fitterling was named Business Vice President for Polyethylene in 2005; President, Basic Plastics in 2007; Vice President of Corporate Development in 2009; Senior Vice President of Corporate Development in April 2010; Executive Vice President of Dow and President, Plastics and Hydrocarbons in August 2010; and Executive Vice President of Dow and President, Corporate Development and Hydrocarbons in March 2011. Mr. Fitterling assumed additional executive oversight of Dow’s Chemicals and Energy Division in August 2011, assumed executive oversight for Feedstocks, Performance Plastics, Asia and Latin America in September 2012, was named Vice Chairman, Business Operations in October 2014, Vice Chairman and Chief Operating Officer in October 2015 and was named to his current role in February 2016. Mr. Fitterling is a member of Dow’s Office of the Chairman and Chief Executive Officer. He also serves as a member of the board of directors of Sadara Chemical Company. In nominating Mr. Fitterling, the Corporate Governance and Nominating Committee considered as important factors Mr. Fitterling’s experience as a leader in a large, geographically diverse publicly-held corporation, his experience and familiarity with financial statements of large business organizations, and his familiarity with an important market area in which we compete.
Ronald A. Klein, age 59, was appointed to the board of directors of the Corporation upon completion of our merger with Talmer Bancorp, Inc. on August 31, 2016, and is a member of the Compensation and Pension and Strategic Committees. Mr. Klein serves as Chairman of the ALCO Committee, and is a member of the Trust Committee, Credit Risk & Administration Committee and the Technology Committee. Mr. Klein previously served as a director of Talmer Bancorp, Inc. and Talmer Bank and Trust beginning in April 2010. Since February 1999, Mr. Klein has served as a director and Chief Executive Officer of Origen Financial, Inc., a financial services company, that was formerly a publicly-traded Mortgage Real Estate Investment Trust (REIT) that originated and serviced manufactured home loans until 2008, after which it has managed its securitized loan portfolio. Mr. Klein is also a principal in JK Ventures, a real estate investment company. Mr. Klein has served on the board of directors of Sun Communities, Inc., a publicly traded REIT that owns and operates manufactured housing communities, since January 2015. In nominating Mr. Klein, the Corporate Governance and Nominating Committee considered as important factors his experience and familiarity with the financial statements and financial disclosure of publicly-held bank holding companies, his experience serving as a director of publicly-held companies, his familiarity with an important market area in which we have expanded our operations, and his experience as a chief executive officer of a formerly publicly-held financial services company.

Richard M. Lievense, age 64, has served as a director of the Corporation since June 1, 2015 and is Chairman of the Trust and Technology Committees, as well as a member of the ALCO and Strategic Committees. Mr. Lievense is founder and Chairman of InSite Capital, LLC, a wholly-owned subsidiary of the Corporation, a position he has held since 2016. Mr. Lievense formerly served as Chairman of the board of directors of Lake Michigan Financial Corporation until its merger with the Corporation on May 31, 2015. Mr. Lievense was the principal founder of Lake Michigan Financial Corporation, which was established in April 1998, and also served as its President and Chief Executive Officer. Mr. Lievense served as Chief Executive Officer and President of The Bank of Holland, a wholly-owned subsidiary of Lake Michigan Financial Corporation. Mr. Lievense started his career at Ohio Citizens Bank. He was also employed by National City Bank and Old Kent Bank and served in various executive management positions. Mr. Lievense serves as a Director of Riverview Development Group and Chairman of Grand Angels, LLC. In nominating Mr. Lievense, the Corporate Governance and Nominating Committee considered as important factors Mr. Lievense’s extensive experience in the banking industry, his experience in leading a business organization, and his familiarity with an important market area in which we have expanded and operate.

Barbara J. Mahone, age 71, was appointed to the board of directors of the Corporation upon completion of our merger with Talmer Bancorp, Inc. on August 31, 2016, and is Chairman of the Strategic Committee and is a member of the Audit, Compensation and Pension, Corporate Governance and Nominating and Risk Management Committees. Ms. Mahone previously served as a director of Talmer Bancorp, Inc. and Talmer Bank and Trust beginning in March 2013. Ms. Mahone retired from General Motors in 2008 as Executive Director, Human Resources, after 38 years of service. Ms. Mahone served on the board of directors for William Beaumont Health System from 1997 until 2015 and on the board of directors of Charter One Bank from 2002 until 2004. In nominating Ms. Mahone, the Corporate Governance and Nominating Committee considered as important factors Ms. Mahone’s experience and familiarity with the financial statements and financial disclosure of publicly-held bank holding companies, her experience serving as a director of a publicly-held company, and her familiarity with an important market area in which we have expanded and operate.

Barbara L. McQuade, age 53, is a new nominee to our board of directors. She has more than 19 years of experience in leadership positions and public service, including serving as the U.S. Attorney for the Eastern District of Michigan from 2010 until 2017, and serving as vice chair of the Attorney General’s Advisory Committee and co-chair of the Terrorism and National Security Subcommittee. She served as Assistant U.S. Attorney in Detroit for 12 years, serving as Deputy Chief of the national Security Unit. Ms. McQuade is currently a law professor at the University of Michigan, teaching criminal law, criminal procedure and national security law. She is also a contributor as a legal analyst for MSNBC. She serves on the Board of Directors for SafeHouse Center, Crime Stoppers of Detroit, the Community Foundation for Southeast Michigan and the Hudson-Webber Foundation. In nominating Ms. McQuade, the Corporate Governance and Nominating Committee considered as important factors Ms. McQuade’s substantial executive leadership experience and public service, particularly in the State of Michigan.

John E. Pelizzari, age 62, has served as a director of the Corporation and Chemical Bank since November 1, 2014 and is a member of the Corporate Governance and Nominating Committee. Mr. Pelizzari is also a community advisory director. Mr. Pelizzari formerly served as Chairman of the board of directors of Northwestern Bancorp, Inc. from May 2013 until it was merged into the Corporation on October 31, 2014. Mr. Pelizzari has served as Chief Operating Officer of Burnette Foods, Inc., a family-owned company that operates fruit and vegetable processing plants in western Michigan, since 2009. Mr. Pelizzari served as President and Chief Executive Officer of Fifth Third Bank of Northern Michigan from 1997 through 2006 and President and Chief Executive Officer of Fifth Third Bank Central Indiana from 2006 through 2009. Mr. Pelizzari has served on the board of directors of Munson Health Care since 2009. Mr. Pelizzari has also served as a director of Crystal Enterprises, Inc. since 2012. In nominating Mr. Pelizzari, the Corporate Governance and Nominating Committee considered as important factors Mr. Pelizzari’s experience in the banking industry, his experience in leading a business organization, his familiarity with an important market area in which we have expanded and operate, and his experience in running and managing the financial needs of a business that is typical of many of our customers.

David T. Provost, age 63, is Chief Executive Officer and President of the Corporation. Mr. Provost was appointed to our board of directors upon completion of our merger with Talmer Bancorp, Inc. on August 31, 2016, and served as our Vice-Chairman until June 21, 2017, when he was named Chief Executive Officer and President. Mr. Provost previously served as Chief Executive Officer, President and a director of Talmer Bancorp, Inc., and as Chief Executive Officer of Talmer Bank and Trust beginning in 2008 and Chairman of Talmer Bank and Trust beginning in December 2009. Mr. Provost served as President of Talmer Bank and Trust from December 2009 until September 2014. Prior to joining Talmer Bancorp, Inc., Mr. Provost served as Chairman and Chief Executive Officer of The PrivateBank-Michigan, then a subsidiary of Chicago-based PrivateBancorp, Inc. Mr. Provost also served as President and Chief Executive Officer of Bloomfield Hills Bancorp, and as Chairman and Chief Executive Officer of The Private Bank. Mr. Provost also spent 13 years in various capacities at Manufacturers National Bank of Detroit and Manufacturers National Bank of Novi (now Comerica Bank). Mr. Provost has served as a member of the board of directors of Plastipak Holdings, Inc. and its subsidiaries and as Chairman of its Audit Committee. In nominating Mr. Provost, the Corporate Governance and Nominating Committee considered as important factors Mr. Provost’s experience in the banking industry, his extensive experience in leading a business organization, his experience and familiarity with the financial statements and financial disclosure of publicly-held bank holding companies, his experience serving as a director of a publicly-held company, and his familiarity with an important market area in which we have expanded and operate.

Thomas C. Shafer, age 59, was appointed Vice Chairman and a director of the Corporation and President and Chief Executive Officer of Chemical Bank on June 21, 2017. Mr. Shafer was Executive Vice President and Director of Regional and Community Banking of Chemical Bank from November 2016 until June 21, 2017. Mr. Shafer served as Vice Chairman of Talmer Bancorp, Inc. from 2011 until September 2014, and subsequently served as Chief Operating Officer of Talmer Bancorp, Inc. and President of Talmer Bank from September of 2014 until November 2016. Mr. Shafer also served as Chief Executive Officer and President and as a director of First Place Bank, a wholly-owned subsidiary of Talmer Bancorp, Inc., from January 2013 until it was merged into Talmer Bank in February 2014. Before joining Talmer, Mr. Shafer served Citizens Republic Bancorp for a 16-year period in various executive-level positions, including as Executive Vice President-Regional Banking, Executive Vice President-Commercial Banking, Chief Credit Officer and Executive Vice President-Specialty Banking. In nominating Mr. Shafer, the Corporate Governance and Nominating Committee considered as important factors Mr. Shafer's experience in the banking industry, his extensive experience in leading a business organization, commercial and retail delivery and his familiarity with an important market area in which we have expanded and operate.

Larry D. Stauffer, age 72, has served as a director of the Corporation and Chemical Bank since January 2006 and is Chairman of the Audit Committee and a member of the Risk Management Committee. Mr. Stauffer formerly served as a director of Chemical Bank West from May 2004 until it was merged into Chemical Bank on December 31, 2005. Mr. Stauffer served from 1984 until November 2007 as President of Auto Paint Inc. and Auto Wares Tool Company, both divisions of Auto Wares Inc., an automotive parts distribution company that serves the Midwest section of the United States, headquartered in Grand Rapids, Michigan. Mr. Stauffer served as a consultant to Auto Wares Inc. from November 2007 until his retirement in March 2013. In nominating Mr. Stauffer, the Corporate Governance and Nominating Committee considered as important factors Mr. Stauffer’s experience in leading a geographically diverse business organization, his familiarity with an important market area in which we operate and compete, his experience in the automotive industry, and his experience in running and managing the financial needs of a business that is typical of many of our customers.
Jeffrey L. Tate, age 48, was appointed to the board of directors of the Corporation on March 1, 2017, and is Chairman of the Risk Management Committee and a member of the Audit Committee.  Mr. Tate is Vice president and Business Finance Director for the Packaging and Specialty Plastics segment of The Dow Chemical Company, a position he has held since August 2017.  He directs and oversees all finance activities to provide strategic and financial counsel for the businesses. Mr. Tate began his career with Dow in Louisiana in 1992 and held a variety of accounting and controller roles before relocating to Michigan for several finance leadership assignments in Dow Automotive, Investor Relations, Performance Materials and Performance Plastics. In his most recent role as corporate auditor, Mr. Tate held oversight for Dow’s Corporate Auditing department and was responsible for ensuring the adequacy and accuracy of all accounting, financial and operating controls of Dow’s global operations. In 2010, Mr. Tate was chosen as a recipient of the National Achievement in Industry Award by the National Association of Black Accountants (NABA).  In 2012, he was named to Savoy Magazine’s Top 100 Most Influential Blacks in Corporate America. He is a member of the Financial Executives International (FEI); the American Institute of Certified Public Accountants (AICPA); the Institute of Internal Auditors (IIA); National Black MBA Association; and Omega Psi Phi Fraternity, Incorporated.  Mr. Tate is a Certified Public Accountant and serves on the Public Company Accounting Oversight Board’s (PCAOB) Standing Advisory Group and the Corporate Advisory Boards of both Consortium and NABA. He also serves in his community on the board of directors of the Midland Community Center Operating Board. In nominating Mr. Tate, the Corporate Governance and Nominating Committee considered as important factors Mr. Tate’s experience as a leader in a large, geographically diverse publicly-held corporation, his experience and background as an auditor and certified public accountant, his familiarity with financial statements of large business organizations, and his familiarity with an important market area in which we operate and compete.

Gary Torgow, age 60, was appointed to the board of directors of the Corporation upon completion of our merger with Talmer Bancorp, Inc. on August 31, 2016, and has served as the Executive Chairman of the board of directors since August 2016. Mr. Torgow is a member of the Risk Management Committee. Mr. Torgow previously served as Chairman of the board of directors of Talmer Bancorp, Inc. beginning in December 2009 and also served Talmer Bank and Trust in an executive capacity beginning in January 2010. Before joining Talmer Bancorp, Inc., Mr. Torgow served as the founder and Chairman of the Sterling Group, a Michigan-based real estate, development, investment and management company. Mr. Torgow also served as a board member of the Bank of Bloomfield Hills, on the Michigan Board of The PrivateBank, on the board and audit committee of Jackson National Life Insurance of New York, and on the board and finance committee of Blue Cross Blue Shield of Michigan. Mr. Torgow also serves on the executive board of Business Leaders for Michigan. In nominating Mr. Torgow, the Corporate Governance and Nominating Committee considered as important factors Mr. Torgow’s experience leading a business organization, his experience and familiarity with the financial statements and financial disclosure of publicly-held bank holding companies, his experience serving as a director of a publicly-held company, and his familiarity with an important market area in which we operate and compete.

Arthur A. Weiss, age 68, was appointed to the board of directors of the Corporation upon completion of our merger with Talmer Bancorp, Inc. on August 31, 2016, and is Chairman of the Compensation and Pension Committee and a member of the Corporate Governance and Nominating Committee. Mr. Weiss previously served as a director of Talmer Bancorp, Inc. and Talmer Bank and Trust beginning in May 2007. Mr. Weiss is a shareholder and Chairman of the board of directors of the law firm of Jaffe, Raitt, Heuer & Weiss, P.C., where he has practiced law since 1976. Mr. Weiss has served on the board of directors of Sun Communities, Inc., a publicly traded Real Estate Investment Trust (REIT) that owns and operates manufactured housing communities, since 1996. In nominating Mr. Weiss, the Corporate Governance and Nominating Committee considered as important factors Mr. Weiss’ experience leading a business organization, his experience and familiarity with the financial statements and financial disclosure of publicly-held bank holding companies, his experience serving as a director of a publicly-held company, and his familiarity with an important market area in which we have expanded and operate.

Franklin C. Wheatlake, age 70, has served as a director of the Corporation and Chemical Bank since January 2006 and is a member of the Audit, Corporate Governance and Nominating, Risk Management, Compensation and Pension and Strategic Committees. Mr. Wheatlake serves as our Lead Independent Director, a position he has held since April 2014. Mr. Wheatlake served as a director of Chemical Bank West from 2001 until it was merged into Chemical Bank on December 31, 2005. Mr. Wheatlake is Chairman of Utility Supply and Construction Company, a company that provides supply chain, material distribution, logistics support and construction services to the electric and gas utility industry located in Reed City, Michigan, a position he has held since 1990. In nominating Mr. Wheatlake, the Corporate Governance and Nominating Committee considered as important factors Mr. Wheatlake’s experience in leading a diverse business organization, his familiarity with an important market area in which we operate and compete, and his experience in running and managing the financial needs of a business that is typical of many of our customers.

Board Committees
Among others, the board of directors has established the following standing committees:

•	Audit Committee

•	Compensation and Pension Committee

•	Corporate Governance and Nominating Committee

•	Risk Management Committee

The following table shows each person currently serving as a director, whether the person is an independent director and whether the director served on the committees identified below during 2017:

Director	Independent Director(1)	Audit Committee	Compensation and Pension Committee	Corporate Governance and Nominating Committee	Risk Management Committee

James R. Fitterling	Yes	M(2)	M	C	M
Ronald A. Klein	Yes		M
Richard M. Lievense	Yes
Barbara J. Mahone	Yes	M	M	M	M
John E. Pelizzari	Yes			M
David T. Provost	No
Thomas C. Shafer(3)	No
Larry D. Stauffer	Yes	C			M
Jeffrey L. Tate(4)	Yes	M(2)			C
Gary Torgow	No
Arthur A. Weiss	Yes		C	M
Franklin C. Wheatlake	Yes	M	M	M	M
M - Member
C- Chair

(1)
Independent as that term is defined by the NASDAQ Listing Rules, including such definitions applicable to each committee of the board of directors upon which he or she serves or served. In making this determination, the board of directors considered all ordinary course loan and other business transactions between the directors, the Corporation and Chemical Bank.

(2)	The board of directors has determined that these individuals are “audit committee financial experts” as defined by the SEC.

(3)	Appointed to the board of directors effective June 20, 2017.

(4)	Appointed to the board of directors effective March 1, 2017.
Audit Committee.    The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee oversees the accounting and financial reporting processes and audits of our consolidated financial statements on behalf of the board of directors and reports the results of its activities to the board of directors. The Audit Committee is directly responsible for the appointment, compensation, retention, evaluation and oversight of the work of our independent registered public accounting firm. The Audit Committee also oversees and reviews the performance of our internal audit function. The Audit Committee has the full power and authority to perform the responsibilities of a public company audit committee under applicable law, regulations, NASDAQ Listing Rules and public company custom and practice. The Audit Committee may establish subcommittees with such powers and authority as specifically determined and delegated by the Audit Committee. The Audit Committee operates pursuant to a written charter, a current copy of which is available on our corporate website at www.chemicalbank.com under “Investor Information.” The Audit Committee is comprised solely of “independent directors” as defined by NASDAQ Listing Rules. The Audit Committee has a Pre-Approval Policy to pre-approve the audit and non-audit services performed by our independent registered public accounting firm. All services provided by the independent registered public accounting firm are either within general pre-approved limits or specifically approved by the Audit Committee. The general pre-approval limits are detailed as to each particular service and are limited by a specific dollar amount for each type of service per project. Subject to certain limitations, the authority to grant pre-approvals may be delegated to one or more members of the Audit Committee. The Pre-Approval Policy requires the Audit Committee to be informed of the services provided under the pre-approval guidelines at the next regularly scheduled Audit Committee meeting. The Audit Committee has the authority to engage consultants, advisors and legal counsel at the expense of the Corporation. The Audit Committee met seven times during 2017.

Compensation and Pension Committee.    The Compensation and Pension Committee (the "Compensation Committee") determines and oversees our executive compensation philosophy, structure, policies and programs, assesses whether our compensation structure establishes appropriate incentives for management and employees, reviews salaries, bonuses and other compensation of all executive officers of the Corporation and our subsidiaries, administers our share-based compensation plans, makes recommendations to the board of directors regarding the grants of share-based compensation awards under these plans, and annually reviews our benefit programs, including the pension, supplemental pension, nonqualified deferred compensation and 401(k) savings plans. The Compensation Committee has full power and authority to perform the responsibilities of a public company compensation committee under applicable law, regulations, NASDAQ Listing Rules, and public company custom and practice. The Compensation Committee may establish subcommittees and delegate authority and responsibility to subcommittees or any individual member of the Compensation Committee. In addition, under its Charter, the Compensation Committee can delegate to the Chief Executive Officer authority to determine or recommend the amount or form of compensation paid to other executive officers and associates subordinate to the Chief Executive Officer. The Compensation Committee has also delegated to certain executive officers the authority to make grants of equity awards to employees that are not otherwise executive officers as defined by Rule 3b-7 of the Securities Exchange Act of 1934. The Compensation Committee operates pursuant to a written charter, a current copy of which is available on our corporate website at www.chemicalbank.com under “Investor Information.” The Compensation Committee is comprised solely of “independent directors” as defined by NASDAQ Listing Rules. The Compensation Committee has the authority to engage consultants, advisors and legal counsel at the expense of the Corporation. The Compensation Committee met four times during 2017.
Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee oversees our corporate governance responsibilities on behalf of the board of directors and is responsible for the identification and recommendation of individuals qualified to become members of the board of directors for each vacancy that occurs and for each election of directors at an annual meeting of shareholders of the Corporation or our subsidiaries. The Corporate Governance and Nominating Committee has full power and authority to perform the responsibilities of a public company nominating and corporate governance committee under applicable law, regulations, NASDAQ Listing Rules, and public company custom and practice. The Corporate Governance and Nominating Committee may establish subcommittees and delegate authority and responsibility to subcommittees or any individual member of the committee. The Corporate Governance and Nominating Committee operates pursuant to a written charter, a current copy of which is available on our corporate website at www.chemicalbank.com under “Investor Information.” The Corporate Governance and Nominating Committee is comprised solely of “independent directors” as defined by NASDAQ Listing Rules. The Corporate Governance and Nominating Committee has the authority to engage consultants, advisors and legal counsel at the expense of the Corporation. The Corporate Governance and Nominating Committee met four times during 2017.
Risk Management Committee.   The Risk Management Committee oversees and assesses the adequacy of our management of key risks, including credit risk, asset/liability risk, liquidity risk and operational risk. The Risk Management Committee is also responsible for monitoring our risk management profile and obtaining reasonable assurance of adherence to our risk management policies. The committee may delegate responsibility for the assessment of certain risks to various committees of management or the board of directors, which must report and make recommendations to the committee concerning specific areas of risk. The Risk Management Committee is responsible for the coordination of the assessment of risks among the various committees to which it delegates any responsibility, and is responsible for ensuring that we have adequate procedures and processes for assessing risk across all of our operations. The Risk Management Committee reviews the fiduciary activities of the Corporation and Chemical Bank and has overall responsibility for evaluating and approving the fiduciary policies of the Corporation and Chemical Bank. The committee has the full power and authority to perform the responsibilities of a public company risk management committee under applicable law, regulations, NASDAQ Listing Rules, and public company custom and practice. The Risk Management Committee operates pursuant to a written charter, a current copy of which is available on our corporate website at www.chemicalbank.com under “Investor Information.” In discharging its oversight role, the Risk Management Committee is empowered to investigate any matter brought to its attention, with full access to all books, records, facilities, and personnel of the Corporation. The Risk Management Committee has the authority to engage consultants, advisors and legal counsel at the expense of the Corporation. The Risk Management Committee met three times during 2017.

Corporate Governance
Board and Annual Meeting Attendance
During 2017, our board of directors held eight regular meetings and one special meeting. All of the directors attended at least 75% of the aggregate number of meetings of the board of directors and meetings of committees on which they served during the year (during the periods that they served). We have a policy that requires all members of and nominees to the board of directors to attend the annual meeting of shareholders each year. All of the directors serving at April 26, 2017 attended our 2017 annual meeting of shareholders.
Director Nominations
The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders, directors, officers, third-party search firms and other sources. The Corporate Governance and Nominating Committee will ultimately determine whether a shareholder recommendation will result in a nomination under this process. In considering potential nominees, the committee will review all candidates in the same manner, regardless of the source of the recommendation, and will consider the current composition of the board in light of the diverse communities and geographies we serve and the interplay of the candidate’s experience with the experience of the other board members, as well as such other factors as the committee deems appropriate.
Nominations by shareholders may only be made by sending a notice to our Corporate Secretary that sets forth:

•	the name, age, business address and residence address of each nominee;

•	the principal occupation or employment of each nominee;

•	the number of shares of our common stock beneficially owned by each nominee;

•	a statement that each nominee is willing to be nominated and to serve if elected; and

•	such other information concerning each nominee as would be required under the rules of the SEC to be provided in a proxy statement soliciting proxies for the election of each nominee.

You must send this notice to our Corporate Secretary not less than 120 days before the date of an annual meeting and not more than seven days following the date of notice of a special meeting called for the election of directors. The Corporate Governance and Nominating Committee will evaluate and consider every nominee so proposed by a shareholder and report each such nomination and the committee’s recommendation to the full board of directors. The Corporate Governance and Nominating Committee may also, in its discretion, consider shareholders’ informal recommendations of possible nominees.
In considering possible candidates for election as a director, the committee and the other directors will be guided by applicable rules and regulations, any specific criteria established by the committee and the following criteria:
Each candidate should have:

•	a demonstrated breadth and depth of management and/or leadership experience, preferably in a senior leadership role (e.g. chief executive officer, managing partner, president);

•	financial literacy or other professional or business experience relevant to an understanding of the Corporation and its business; and

•	a demonstrated ability to think and act independently as well as the ability to work constructively in a collegial environment.

In addition, the Corporate Governance and Nominating Committee may consider factors such as business and industry experience, public company experience, education, independence, gender, race, national origin, and familiarity with our market areas. The board of directors believes that the Corporation and our shareholders are best served by having a board of directors that brings a diversity of education, experience, skills, and perspective to board meetings. The board of directors welcomes opportunities to include diverse perspectives, talents, ideas and contributions. Consistent with this philosophy, the board of directors may consider factors and characteristics that are pertinent to diversity, such as race and gender, when evaluating nominees to stand for election or re-election to the board.

Shareholder Communication with the Board
Shareholders and interested parties may communicate with members of our board of directors by sending correspondence addressed to the board as a whole, a specific committee, or a specific board member c/o William C. Collins, General Counsel and Corporate Secretary, Chemical Financial Corporation, 235 E. Main Street, Midland, Michigan 48640. All correspondence will be forwarded directly to the applicable members of the board of directors.
Board Leadership Structure
The board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chair of the board because the board believes it is in our best interests to make that determination based on the membership of the board. The board believes that presently it is in the best interests of the Corporation that the positions of Chair and Chief Executive Officer are separate. The board believes that this separation is presently appropriate as it allows Mr. Provost, as Chief Executive Officer, to focus primarily on leading the day-to-day operations of the Corporation while Mr. Torgow, the Chairman, can focus on leading the board in its consideration of strategic issues and monitoring corporate governance, community relations and shareholder issues. The board has also determined that having Mr. Torgow, who also serves as our Executive Chairman, serve as Chairman of the board is in the best interest of our shareholders at this time because this structure makes the best use of Mr. Torgow's extensive experience in board and community relations, particularly in our market areas.

In order to provide for a greater role for the independent directors in the oversight of the Corporation, we have also appointed a Lead Independent Director, Mr. Wheatlake. We also have an independent director serving as the chairperson of each of the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee, and the Risk Management Committee.
The duties and responsibilities of the Lead Independent Director include:

•	acting as a liaison and channel for communication between the Chief Executive Officer, the Executive Chair and the other directors;

•	providing leadership to ensure the board works cohesively and independently and during times of crisis;

•	advising the Chief Executive Officer and the Executive Chair as to the quality, quantity and timeliness of the flow of information from our management to the directors;

•	being available as a resource to consult with the Chief Executive Officer and the Executive Chair and the other directors on corporate governance practices and policies;

•	together with management where appropriate, considering questions of conflicts of interest of the Chief Executive Officer and the Executive Chair and the other directors;

•	coordinating the assessment of board committee structure, organization and charters and evaluating the need for change;

•	coordinating, developing the agenda for, and leading executive sessions of the independent directors and communicating the results thereof to the Chief Executive Officer;

•	ensuring the appropriate segregation of duties between the directors and management; and

•	together with the chairperson of the Compensation and Pension Committee, communicating the board’s evaluation of the performance of the Chief Executive Officer.
Common Stock Ownership Guidelines
In January 2008, the board of directors established stock ownership guidelines for its directors. Directors, as of April 30, 2008, are required to retain ownership equal to five times the paid annual equity retainer, with a five year timeframe to attain the designated ownership level. Directors appointed to the board after April 2008 are required to retain ownership equal to five times the paid annual retainer (sum of equity and cash retainers) with a five year timeframe to attain the designated ownership level.
In December 2008, the Compensation Committee implemented stock ownership guidelines that set forth the expected investment in shares of our common stock for the named executive officers and other executive and senior officers of the Corporation and Chemical Bank. Expected ownership is expressed as a percentage of base salary, as determined from time to time. The expected ownership for the named executive officers is as follows: Mr. Provost - 500%; Mr. Klaeser - 300%; Mr. Torgow - 300%; Mr. Shafer – 300%; and Mr. Rathbun – 300%. Each named executive officer, as well as each other executive officer of the Corporation, is allowed five years from the date the guidelines first become applicable to him or her to achieve the expected stock ownership.

Individuals who acquire shares of common stock under our equity-based incentive plans must hold at least 50% of all net after-tax acquired shares until stock ownership guidelines are satisfied or 36 months following acquisition.

Anti-Hedging Policy
Our anti-hedging policy aligns the interests of our directors and executive officers with our shareholders. The policy prohibits our directors and executive officers from engaging in any transaction which could hedge or offset decreases in the market value of our common stock, including short-selling, put or call options, forward sale or purchase contracts, equity swaps, and exchange funds.
Board’s Role in Risk Oversight
We have appointed a Risk Management Committee of the board of directors. The Risk Management Committee is discussed under the subheading “Board Committees – Risk Management Committee” of this proxy statement.
Board Tenure Limits
The policies of the board of directors require that directors retire from the board at the next annual meeting of our shareholders which occurs after the director’s 72nd birthday. Mr. Stauffer, a member of our board and Chair of our Audit Committee, turned 72 in 2017. However, given recent transitions in executive leadership and that eight of our twelve current directors joined the board within the last three years, and Mr. Stauffer's breadth of knowledge with respect to the Corporation, particularly as Chair of our Audit Committee, the board of directors determined that is was in the best interest of the Corporation to waive the mandatory retirement policy with respect to Mr. Stauffer in 2017 and re-nominate him to serve an additional one-year term. The board of directors does not intend to nominate Mr. Stauffer for re-election at our 2019 annual meeting. In addition, directors are required to submit a resignation in the event of a significant change in the director’s personal or professional circumstances that would reasonably cause a re-examination of the director’s continued membership on the board. The resignation must be submitted annually to the Corporate Governance and Nominating Committee, and the decision whether to accept the resignation is made by vote of the full board.

The board of directors has adopted a policy limiting the tenure of any director to a maximum period of 12 years. Under the policy, members of the board of directors who were serving as of the date of adoption of the policy may serve for up to an additional period of 12 years from that date, subject to our policy requiring mandatory retirement for directors at age 72. Prospectively, newly elected directors may serve for a period of 12 years, or until mandatory retirement at age 72, whichever occurs first. The policy provides that the 12 year service limitation may be modified by the board of directors in individual cases, if the particular expertise of a director and the needs of the Corporation make it desirable to grant such an extension.

Uncontested Election Director Resignation Policy

In an uncontested election of directors (i.e., an election where the only nominees are those recommended by the board of directors), any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election must promptly tender his or her resignation to the board of directors. The Corporate Governance and Nominating Committee must promptly consider the resignation and recommend to the board of directors whether to accept or reject the resignation. The board of directors must then act on the committee’s recommendation and determine whether to accept or reject the recommendation. Following the board’s decision, we will promptly disclose the board of directors’ decision and process (including, if applicable, the reasons for rejecting the resignation) in a periodic or current report filed with the SEC. Any director who tenders his or her resignation is not permitted to participate in the committee’s recommendation or the board’s decision.
Assessment of Board Performance
The Corporate Governance and Nominating Committee is responsible for coordinating the annual evaluation of the board of directors’ performance. The committee will receive comments from all directors relative to the board’s performance and such comments will be discussed with the full board. The purpose of the evaluation is to increase the effectiveness of the board as a whole and not to focus on the performance of individual directors. The Corporate Governance and Nominating committee will also utilize the results of this evaluation process when determining the characteristics and assessing critical skills required of prospective candidates for nomination or appointment to the board and making recommendations to the board with respect to assignments of directors to the various board committees.
The board of directors and each committee of the board of directors conducts an annual self-assessment survey. The survey utilizes questionnaires completed by each board and committee member. The responses are compiled and shared with the board, and provide a useful tool for evaluation of the effectiveness of the governance and management of the Corporation.

Audit Committee Report
The Audit Committee oversees our financial reporting process and our internal control over financial reporting and related disclosure controls and procedures on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the application of accounting and financial principles, the preparation, presentation and integrity of the financial statements, the systems of internal controls and other procedures designed to ensure compliance with accounting standards and applicable laws and regulations.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements and related disclosures that are included in our 2017 Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and estimates, the clarity of disclosures in and concerning the financial statements, and the internal controls and disclosure controls and procedures that support management’s accounting and disclosure judgments and the certifications of the Chief Executive Officer and the Chief Financial Officer that the financial statements of the Corporation fairly present, in all material respects, the financial condition, results of operations, and cash flows of the Corporation. The Audit Committee also reviewed management’s report on its assessment of the effectiveness of the Corporation's internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of the Corporation's internal control over financial reporting.
All audit and non-audit services provided to us by our independent registered public accounting firm, KPMG LLP, and the associated fees are pre-approved by the Audit Committee or by the Chair of the Audit Committee pursuant to delegated authority, and the committee considers the compatibility of such non-audit services with the registered public accounting firms' independence. The Audit Committee evaluated the performance of KPMG LLP, including the senior audit engagement team, and determined to retain KPMG LLP to serve as the Corporation’s independent registered public accounting firm for the year ended December 31, 2018. In doing so, the Audit Committee considered the quality and efficiency of the services provided by the independent registered public accounting firm and the technical expertise of the independent registered public accounting firm, tenure as the Corporation’s independent registered public accounting firm, and knowledge of the Corporation’s operations and industry. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, the Audit Committee continued its long-standing practice of recommending that the board of directors ask shareholders to ratify the appointment of the independent registered public accounting firm at the 2018 Annual Meeting (see Proposal 2 – Ratification of Appointment of KPMG LLP). KPMG has served as the Corporation's independent registered public accounting firm for twelve years. The Audit Engagement Partner rotates every five years, and the Audit Committee is involved in the selection of the Audit Engagement Partner.
The Audit Committee’s meetings included executive sessions with our independent registered public accounting firm and with our director of internal audit. The Audit Committee meets with our internal audit staff and the independent registered public accounting firm, with and without management present, to discuss the overall scope and plans for their respective audits, results of their examinations, their evaluations of internal controls, including internal controls over financial reporting, and the overall quality of our financial reporting. The Audit Committee’s meetings also included reviewing our planned public disclosures of quarterly and annual financial results, including review with management and the independent registered public accounting firm of the financial statements and management’s discussion and analysis of financial condition and results of operations disclosures in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filings prior to filing with the SEC and of matters relating to our internal control over financial reporting and disclosure controls and procedures for such filings.

Numerous other informal meetings and communications among the Audit Committee Chair, various Audit Committee members, the independent registered public accounting firm, the director of internal audit, the chief financial officer and the director of risk management also occurred. The agenda for each of the Audit Committee’s meetings is established by the Audit Committee Chair and the director of internal audit.
In its meetings with representatives of the independent registered public accounting firm, the Audit Committee asked them to address, and discuss their responses to, questions relevant to the Audit Committee’s oversight. These discussions included significant accounting judgments or estimates made by management in preparing the financial statements, fair presentation to investors in the financial statements of our financial position and performance in accordance with generally accepted accounting principles and SEC disclosure requirements, and implementation of internal controls and internal audit procedures that are appropriate for the Corporation.

The independent registered public accounting firm is responsible for expressing an opinion as to whether the consolidated financial statements of the Corporation are presented fairly, in all material respects, in conformity with U.S. generally accepted accounting principles. The Audit Committee has also discussed with KPMG LLP the firm's assessment of the Corporation's internal controls and the matters required to be disclosed by Public Company Accounting Oversight Board’s Auditing Standard No. 1301, "Communications with Audit Committees." The Audit Committee has also received and discussed the written disclosures and the letter from KPMG LLP required by Public Company Accounting Oversight Board Rule 3526, "Communication with Audit Committees Concerning Independence", and has conducted a discussion with KPMG LLP regarding its independence. In addition, the Audit Committee has received written materials addressing KPMG LLP’s internal quality control procedures.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors (and the board approved) that the audited consolidated financial statements and management’s assessment of the effectiveness of our internal control over financial reporting be included in our Annual Report on Form 10-K for the year ended December 31, 2017 to be filed with the SEC. A copy of our Annual Report on Form 10-K is part of the Annual Report to Shareholders included with these proxy materials.
Respectfully Submitted,

Larry D. Stauffer, Chair	Jeffrey L. Tate
James R. Fitterling	Franklin C. Wheatlake
Barbara J. Mahone

Independent Registered Public Accounting Firm
Appointment of Independent Registered Public Accounting Firm
KPMG LLP served as our independent registered public accounting firm for the years ended December 31, 2017 and 2016. The Audit Committee has reappointed KPMG LLP for the year ending December 31, 2018. In accordance with prior practice, representatives of KPMG LLP are expected to be present at the annual meeting of shareholders on April 25, 2018, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.
Fees
A summary of the fees paid and payable to KPMG LLP for each of the two calendar years ended December 31, 2017 are as follows:

	2017	2016
Audit Fees(1)	$1,778,620	$1,813,846
Audit-Related Fees(2)	81,050	307,645
Tax Fees(3)	1,083,379	876,803
All Other Fees	—	—
Total	$2,943,049	$2,998,294

(1)
Audit of the consolidated financial statements for the fiscal year (including services relating to the audit of internal control over financial reporting under the Sarbanes-Oxley Act of 2002), procedures related to the Federal Deposit Insurance Corporation Improvement Act, quarterly review procedures for Quarterly Reports on Form 10-Q and acquisition-related audit procedures.

(2)	Services related to accounting matters not arising as part of the audit, including fees related to assurance services related to mortgage operations and acquisition-related matters in 2016 and 2017.

(3)	Fees primarily related to tax consulting and acquisition-related tax matters and also includes tax compliance services.
All services provided by KPMG LLP in 2017 and 2016 were either within general pre-approved limits established by the Audit Committee or specifically approved by the Audit Committee. For additional information about the Audit Committee’s pre-approval policy, see “Board Committees – Audit Committee.”

Ownership of Chemical Financial Common Stock
Five Percent Shareholders
The following table lists the only shareholders known by the Corporation to have been the beneficial owners of more than 5% of the outstanding shares of our common stock as of February 28, 2018:

	Amount and Nature of Beneficial Ownership of Common Stock(1)
Name and Address of Beneficial Owner	Sole Voting Power	Shared Voting Power(2)	Sole Dispositive Power	Shared Dispositive Power(2)	Total Beneficial Ownership	Percent of Class

BlackRock, Inc.(3)	7,332,661	—	7,487,927	—	7,487,927	10.5%
55 East 52nd Street New York, NY 10055
The Vanguard Group(4)	77,976	8,208	6,188,212	80,091	6,268,303	8.8%
100 Vanguard Blvd. Malvern, PA 19355

(1)
The numbers of shares stated are based on information furnished by each shareholder listed and include shares beneficially owned by that shareholder under applicable regulations. Under these regulations, a beneficial owner of a security includes any person who, directly or indirectly, has or shares voting power or dispositive power with respect to the security. We have based our calculation of the percentage of beneficial ownership on 71,303,019 shares of common stock outstanding as of February 28, 2018.

(2)	These numbers include shares over which the listed shareholder is legally entitled to share voting or dispositive power by reason of joint ownership, trust, or other contract or property right.

(3)
Based on information filed with the SEC on Schedule 13G/A on January 19, 2018. BlackRock, Inc., an investment management firm, in its role as investment advisor or manager, possesses investment and/or voting power over these shares of our common stock and may be deemed to be the beneficial owner of these shares.

(4)
Based on information filed with the SEC on Schedule 13G/A on February 9, 2018. The Vanguard Group, an investment management firm, in its role as investment advisor or manager, possesses investment and/or voting power over these shares of our common stock and may be deemed to be the beneficial owner of these shares.

Ownership of Chemical Financial Common Stock by Directors and Executive Officers
The following table sets forth information concerning the number of shares of our common stock held as of February 28, 2018 by each of our directors and nominees for director, each of the named executive officers who are included in the Summary Compensation Table, and all of our directors, nominees for director and executive officers as a group.

	Amount and Nature of Beneficial Ownership of Common Stock(1)
Name of Beneficial Owner	Sole Voting or Dispositive Power	Shared Voting or Dispositive Power(2)	Stock Options Exercisable Within 60 Days	Stock Units(3)	Total Beneficial Ownership	Percent of Class

J. R. Fitterling	18,414	—	—	2,988	21,402	*
D. L. Klaeser	46,289	—	—	—	46,289	*
R. A. Klein	20,725	—	17,698	1,058	39,481	*
R. M. Lievense	—	20,000	—	1,325	21,325	*
B. J. Mahone	13,278	—	—	2,822	16,100	*
B.L. McQuade	—	—	—	—	—	*
J. E. Pelizzari	4,481	—	—	1,959	6,440	*
D. T. Provost	93,719	283	—	—	94,002	*
D. B. Ramaker	1,023(4)	115,197(4)	145,875	20,288	282,383	*
R. S. Rathbun	—	12,419	35,394	1,583	49,396	*
T. C. Shafer	23,555	—	1,776	—	25,331	*
L. D. Stauffer	—	15,853	—	3,218	19,071	*
J. L. Tate	—	—	—	2,436	2,436	*
G. Torgow	92,663	1,339	—	—	94,002	*
A. A. Weiss	16,433	—	—	3,042	19,475	*
F. C. Wheatlake	6,110	82,294	—	929	89,333	*
Group Total	336,690	247,385	200,743	41,648	826,466	1.2%
All Directors and Executive Officers as a Group (23 persons)	397,703	256,309	261,922	50,039	965,973	1.4%
*Denotes less than 1% ownership.

(1)
We have based our calculation of the percentage of beneficial ownership on 71,303,019 shares of common stock outstanding as of February 28, 2018. The numbers of shares stated are based on information furnished by each person listed and include shares beneficially owned by that person under applicable regulations. Under these regulations, a beneficial owner of a security includes any person who, directly or indirectly, has or shares voting power or dispositive power with respect to the security. A person will also be considered the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within 60 days. Shares held in various fiduciary capacities through the Wealth Management Department of Chemical Bank are not included. The Corporation and the directors and officers of the Corporation and Chemical Bank disclaim beneficial ownership of shares held by the Wealth Management Department in fiduciary capacities.

(2)
These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust, or other contract or property right, and shares held by spouses and children over whom the listed person may have influence by reason of relationship. Shares held in various fiduciary capacities through the Wealth Management Department of Chemical Bank are not included.

(3)
These numbers include stock units credited to each director’s account under the Chemical Financial Corporation Directors’ Deferred Stock Plan. Distributions of shares of our common stock equal to the number of stock units in the participating director’s account will occur upon the director’s retirement, termination of service, death or a change in control of the Corporation. These numbers also include restricted stock performance units earned by our named executive officers as of December 31, 2017 that became vested on February 28, 2018.

(4)	These represent amounts known to us as of Mr. Ramaker's retirement on August 8, 2017.

Executive Officers
Our executive officers are appointed annually by, and serve at the pleasure of, the board of directors. Biographical information for Mr. Provost, Mr. Shafer and Mr. Torgow is included in the “Board of Directors” section of this proxy statement. The following sets forth biographical information concerning our executive officers who are not directors. Except as otherwise indicated, each executive officer has had the same principal occupation and employment during the past five years. The age of each executive officer is as of December 31, 2017.
Gregory R. Bixby, age 52, rejoined Chemical Bank in September 2017 as Executive Vice President, Chief Delivery Officer. With over 30 years of experience in technology and operations, he is responsible for Information Technology, Deposit Operations, Electronic Banking, Business Intelligence and the Project Management Office. Over the last year, Mr. Bixby was an executive of Sunflower Bank leading a transformational merger. From 2011 to 2016, Mr. Bixby was Executive Managing Director, Chief Information Officer for Talmer Bank and Trust. He also served as Chief Operating Officer of First Place Bank from May 2013 until February 2014, when First Place Bank was merged with and into Talmer Bank. Mr. Bixby’s previous roles included Chief Information Officer for Capitol Bancorp Ltd. from 2007 through 2011, Senior Vice President and Chief Information Officer for Republic Bancorp Inc. from 1997 through 2007, and Vice President of Information Technology for Republic Bancorp Mortgage Inc. from 1993 through 1996. Mr. Bixby is a member of the Executive Leadership Team and the Senior Leadership Team of Chemical Bank.
William C. Collins, age 65, is Executive Vice President, General Counsel and Secretary of Corporation and Chemical Bank, a position he has held since May 16, 2011. Mr. Collins served as a partner of the law firm of Currie Kendall PLC from 1983 until 2005 and as its managing partner from 2005 until May 15, 2011. Mr. Collins is a member of the Executive Leadership Team and the Senior Leadership Team of Chemical Bank. Mr. Collins has served as member of the Chemical Bank Foundation’s Board of Trustees since August 2017.
Dennis L. Klaeser, age 60, is Executive Vice President and Chief Financial Officer of the Corporation and Chemical Bank and Treasurer of the Corporation, a position he has held since August 2016. Before that, Mr. Klaeser served as Chief Financial Officer and an Executive Managing Director of Talmer Bancorp, Inc. from May 2010 until Talmer Bancorp's merger with the Corporation on August 31, 2016. Mr. Klaeser also served as Chief Financial Officer and a director of First Place Bank following its acquisition by Talmer Bancorp, Inc. from January 2013 until it was merged into Talmer Bank and Trust in February 2014. Mr. Klaeser is a member of the Executive Leadership Team and the Senior Leadership Team of Chemical Bank. Mr. Klaeser has also served on the board of managers of InSite Capital, LLC, a wholly-owned subsidiary of the Corporation, since December 2016. Mr. Klaeser was a senior Midwest bank analyst with Raymond James from April 2009 to May 2010. From 2003 until 2009, Mr. Klaeser was Chief Financial Officer of PrivateBancorp, Inc., where he was responsible for financial and accounting functions as well as strategic planning, capital markets, SEC, regulatory and board reporting, Sarbanes-Oxley, and investor relations. From 2000 through 2002, Mr. Klaeser was Managing Director and Head of the Financial Institutions Group for Anderson Corporate Finance, a division of Arthur Andersen, where he was responsible for advising financial institutions on complex merger and acquisition transactions, restructuring, and divestures. Mr. Klaeser also spent seven years as an investment banker and was head of the Financial Institutions Group at EVEREN Securities, which was acquired by First Union Securities. Mr. Klaeser has served as Treasurer of the Chemical Bank Foundation’s Board of Trustees since May 2017.
Sandra D. Kuohn, age 52, is Chief Human Resource Officer for the Corporation and Chemical Bank. Ms. Kuohn was appointed to this position upon completion of our merger with Talmer Bancorp, Inc. on August 31, 2016. Ms. Kuohn previously served as the Chief Human Resource Officer for Talmer Bank beginning in July 2011. Prior to Talmer Bank, Ms. Kuohn spent 11 years as the Global Vice President of Human Resources for Urban Science, Inc. headquartered in Detroit, Michigan. In that capacity, she was responsible for recruiting, compensation and benefits, career development, and performance management across ten different countries around the world.  Before, Ms. Kuohn owned her own consulting business for five years and started her career with Anderson Consulting in Detroit.  Ms. Kuohn is a member of the Executive Board of Trustees for the CATCH charity and chairs their annual Detroit News/CATCH Outstanding Graduates program. Ms. Kuohn is a member of the Executive Leadership Team and the Senior Leadership Team of Chemical Bank.

Robert S. Rathbun, age 54, is Executive Vice President Retail and Regional President of the East Region of Chemical Bank. Mr. Rathbun joined Chemical Bank in 1987, working in Corporate Loan Review and Corporate Compliance before transferring to commercial lending in 1997. In 2003, he was promoted to Senior Vice President, Commercial Lending and in 2007 was named Community President of the Midland Community Bank and Senior Lender for the Owosso, Clare and Midland Community Banks. Mr. Rathbun served as Regional President of the East Region of Chemical Bank from May 2012 to April 19, 2015 and was re-appointed to that position on November 13, 2017. Mr. Rathbun served as Executive Vice President and Chief Operating Officer - Customer Experience from April 20, 2015, until November 13, 2017. Mr. Rathbun was appointed to the board of managers of InSite Capital, LLC, a wholly-owned subsidiary of the Corporation, on May 31, 2015. Mr. Rathbun is a member of the Executive Leadership Team and the Senior Leadership Team of Chemical Bank. Mr. Rathbun served as a Vice President of the Chemical Bank Foundation’s Board of Trustees from January 2013 until August 2017.
Timothy D. Regan, age 56, is Chief Risk Officer of the Corporation and Chemical Bank, a position he has held since August 2017. Mr. Regan previously served as the Director of Business Risk for the Corporation upon completion of our merger with Talmer Bancorp, Inc. on August 31, 2016, and served as the Chief Risk Officer of Talmer Bank and Trust from May 2015 until August 2016. Before that, Mr. Regan served as the Director of Enterprise Risk from April 2013 until May 2015 and as Director of Internal Audit and Enterprise Risk from 2010 until April 2013 of Talmer Bank and Trust. He has over 35 years of financial institution experience, including as Corporate Secretary, Director, Controller, Chief Financial Officer, General Auditor and Enterprise Risk Officer. Mr. Regan previously served as a member of Trustees of Port Huron Hospital and is currently a member of the McLaren - Port Huron Hospital’s Audit Committee. Mr. Regan is a member of the Executive Leadership Team and the Senior Leadership Team of Chemical Bank.

Daniel W. Terpsma, age 63, is Executive Vice President of Commercial Lending of Chemical Bank, a position he has held since September 14, 2015. Mr. Terpsma previously served Chemical Bank as Managing Director - Strategic Growth from November 1, 2014 until September 13, 2015. Before that, Mr. Terpsma served as President and Chief Executive Officer of Northwestern Bank from 2013 until it was acquired by the Corporation on October 31, 2014. Mr. Terpsma previously held management positions with Old Kent Financial Corporation, LaSalle Bank/ABN Amro Corporation, Bank of America Corporation and Westwater Group. Mr. Terpsma is a member of the Executive Leadership Team and the Senior Leadership Team of Chemical Bank.

James E. Tomczyk, age 65, is Executive Vice President and Chief Credit Officer of Chemical Bank, a position he has held since January 2006. Mr. Tomczyk joined Shoreline Bank in February 1999 as Executive Vice President of its Private Banking, Trust and Investment divisions and became Senior Executive Vice President of these divisions in October 2000. He served as President, Chief Executive Officer and a director of Chemical Bank Shoreline (consolidated into Chemical Bank) from January 2002 until December 31, 2005. Mr. Tomczyk was appointed to the board of managers of InSite Capital, LLC, a wholly-owned subsidiary of the Corporation, on May 31, 2015. Mr. Tomczyk is a member of the Executive Leadership Team and the Senior Leadership Team of Chemical Bank.

Kathleen S. Wendt, age 44, is Executive Vice President and Chief Accounting Officer of the Corporation and Chemical Bank, a position she has held since October 2017. On February 27, 2018, our board appointed Ms. Wendt to serve as our principal accounting officer in her role as Chief Accounting Officer. Ms. Wendt served as Chief Accounting Officer and an Executive Managing Director of Talmer Bancorp, Inc. from June 2011 until its merger with the Corporation on August 31, 2016. She served as First Senior Vice President and Chief Accounting Officer of Chemical Bank following the merger with Talmer Bancorp, Inc. until March 2017.   Ms. Wendt is a certified public accountant with experience in financial reporting, accounting policy and the management of controls over financial reporting.  Ms. Wendt served in a number of positions with Comerica Incorporated, a financial institution with more than $60 billion in total assets, from May 2003 until June 2011, including Senior Vice President, Director of External Reporting and Senior Vice President, Director of Accounting Policy and Financial Procedures and Controls. Before that, Ms. Wendt served as an Assurance Manager at PricewaterhouseCoopers located in Chicago, Illinois and Zurich, Switzerland. Ms. Wendt is a member of the Executive Leadership Team and the Senior Leadership Team of Chemical Bank.

Compensation and Pension Committee Report
In fulfilling its oversight responsibilities, the Compensation and Pension Committee ("Compensation Committee") reviewed and discussed the Compensation Discussion and Analysis required by Regulation S-K Item 402(b) with management. Based on this review and discussion, the Compensation Committee recommended to the board of directors (and the board approved) that the Compensation Discussion and Analysis be included in this proxy statement for our 2018 Annual Meeting of Shareholders and Annual Report on Form 10-K for the year ended December 31, 2017.
Respectfully Submitted,

Arthur A. Weiss, Chair	Barbara J. Mahone
James R. Fitterling	Franklin C. Wheatlake
Ronald A. Klein
Compensation and Pension Committee Interlocks and Insider Participation
Effective August 29, 2017 and through the remainder of 2017, the Compensation Committee was composed of Mr. Weiss, Chair, Ms. Mahone and Mr. Fitterling, Mr. Klein and Mr. Wheatlake. From January 2017 through August 29, 2017, the Compensation Committee was composed of Mr. Fitterling, Chair, Ms. Mahone, Mr. Pelizzari, Mr. Wheatlake and Mr. Anderson (until he retired from the board on April 26, 2017). None of these members were, during the last fiscal year, an officer or employee of the Corporation or formerly an officer of the Corporation. None of our executive officers served as a member of a compensation committee (or board committee performing a similar function) of another entity, or served as a director of another entity, for which any executive officer of these entities served as a member of the Compensation Committee or as a director of the Corporation.

Compensation Consultant

As discussed further under "Compensation Discussion and Analysis," the Compensation Committee engaged Aon Hewitt ("Aon") to provide the Compensation Committee with independent executive compensation consulting and advisory services in 2017. Aon was paid aggregate fees of $129,338 for such services. In addition to these services, McLagan, a separate division of Aon, provided incentive plan benchmarking and review services to the Corporation during 2017 and was paid aggregate fees of $273,544 for such services. The Compensation Committee was aware of these additional services and, in recognition of the fact that Aon’s executive compensation consulting division is managed as a single, separate business unit within Aon as well as the fact that fees paid to Aon by the Corporation comprised a negligible percentage of Aon’s total annual revenues, determined that there was no conflict of interest.

Executive Compensation
Compensation Discussion and Analysis
The following Compensation Discussion & Analysis ("CD&A") describes the philosophy, objectives and structure of, as well as other matters relevant to, our fiscal year 2017 executive compensation programs, particularly as they pertain to our named executive officers (as identified below).

Name	Title
David T. Provost	President and Chief Executive Officer
Dennis L. Klaeser	Executive Vice President and Chief Financial Officer
Thomas C. Shafer	Vice Chair and President and Chief Executive Officer of Chemical Bank
Gary Torgow	Executive Chairman of the Board of Directors
Robert S. Rathbun	Executive Vice President, Retail and East Region President
David B. Ramaker (1)	Former President and Chief Executive Officer

(1)	David B. Ramaker served as our President and Chief Executive Officer until June 2017 and is a "named executive officer" for 2017 under applicable SEC rules.
Executive Summary

The year ended December 31, 2017 has been one of transition, progress and continued growth for Chemical Financial Corporation. Following the completion of our merger with Talmer Bancorp Inc. ("Talmer"), effective August 31, 2016, we have transformed into a much larger and more complex financial institution. We have taken many steps to enhance operational efficiency, achieve sustainable long-term growth ambitions, and fulfill the performance expectations that we established upon our merger with Talmer. These steps included achieving strong growth targets, while simultaneously successfully executing a restructuring effort during the third quarter of 2017. The restructuring efforts produced more than $20 million of annualized savings, while half, or more, is planned to be reinvested in the hiring of new commercial bankers and key operational staff as well as making investment to enhance our core operating systems.

2017 Highlights

Continued Net Income Growth

Our net income was $149.5 million for 2017. Net income excluding significant items, a non-GAAP financial measure that excludes the fourth quarter of 2017 charge to income tax expense of $46.7 million resulting from the revaluation of our net deferred tax assets completed following the signing of the Tax Cuts and Jobs Act in December 2017, merger and restructuring expenses of $28.4 million and fourth quarter of 2017 losses of $7.6 million on sales of investment securities as part of our treasury and tax management objectives, continued its upward trajectory, reaching $219.6 million in 2017, compared to $143.7 million for 2016. This achievement further validates our business strategy and long-term vision.

(1)
Denotes a non-GAAP Financial Measure. Please see “Reconciliation of Non-GAAP Financial Measures” beginning on page 43 in our Annual Report on Form 10-K for the year ended December 31, 2017, for reconciliation of this non-GAAP measure to the most directly comparable GAAP financial measure.

Continued Strong Loan Growth

In 2017, we increased total loans by $1.2 billion, or 9.0%, from 2016.

(1) The increase in total loans in 2016 includes $4.88 billion of loans added in our merger with Talmer.

Strong Long-term Total Shareholder Return Performance

As our long-term business strategy and priorities have evolved, we have been able to continue to deliver strong returns to our shareholders. Our 1-year Total Shareholder Return slightly increased in 2017, rising 0.91%, which was in line with our peers. On a longer-term basis, we continue to outperform our peers, as is indicated by our outpacing of the NASDAQ Regional Banking Index over the five year period ended December 31, 2017.

The relative total shareholder return on a $100 investment in our common stock compared to other indices on December, 31 2012 (assuming all dividends are reinvested) is shown below:

	December 31,
	2012	2013	2014	2015	2016	2017
Chemical Financial Corporation	$100	$138	$138	$159	$257	$260
KBW NASDAQ Regional Banking Index	100	147	150	159	221	225
S&P 500 Stock Index	100	132	151	153	171	208
Both of the indices in the table above are based upon total return (including reinvestment of dividends) and are market-capitalization-weighted indices. The S&P 500 Stock Index is a broad equity market index published by S&P. The KBW NASDAQ Regional Banking Index is published by Keefe, Bruyette & Woods, Inc. (KBW), an investment banking firm that specializes in the banking industry. The KBW NASDAQ Regional Banking Index is composed of 50 small and mid-cap U.S. regional banks or thrifts that are publicly traded.

Note: Historical performance information is not a guarantee of future performance.

Leadership and Compensation Decisions in 2017

As our business strategy evolved to meet the needs of our rapidly increasing scale and complexity over the course of 2017, we made significant investments in our leadership team. The staffing and compensation decisions of the past year have been prudent and thoughtful, with long-term, sustainable growth serving as the ultimate goal of these changes. An overview of our leadership changes, and some of the relevant compensation decisions are listed below:

Top leadership evolution

•	On June 21, 2017, we announced that our former President and Chief Executive Officer, David B. Ramaker, would retire in the third quarter of 2017.

•
On June 21, 2017, we announced that David T. Provost would succeed Mr. Ramaker as President and Chief Executive Officer of the Corporation. At the same time, Thomas C. Shafer was announced as Vice Chair and President and Chief Executive Officer of Chemical Bank. Both Mr. Provost and Mr. Shafer joined the Corporation as a result of our merger with Talmer and have demonstrated strong leadership in developing and executing on our strategic plan.

Other leadership changes

•
Under the leadership of Mr. Provost and Mr. Shafer, our board determined that certain additions and changes to leadership would best position us for future success and the successful execution of our immediate and long-term business initiatives. Accordingly, in the second half of 2017 we hired or appointed, as applicable, a new Chief Risk Officer, Chief Accounting Officer, Chief Transformation Officer, Chief Human Resources Officer, Chief Delivery Officer and other senior leadership positions in the second half of 2017 to our executive leadership team.

•
In addition, Robert S. Rathbun, formerly Executive Vice President and Chief Operating Officer - Customer Experience of Chemical Bank, was appointed to a new role, Executive Vice President, Retail and East Region President, effective November 17, 2017.

Restructuring of certain pay arrangements

In connection with our leadership changes, we entered into new employment arrangements with certain members of management as further described in this Compensation Discussion and Analysis and the narrative disclosure that follows.

•
Effective September 1, 2017, we entered into new one year term employment agreements with Mr. Provost and Mr. Torgow, replacing former 2016 service agreements entered into in connection with the Talmer merger that provided for base salaries of $1,000,000 per year for a period of two years. These new employment agreements stipulated that each of Mr. Provost and Mr. Torgow would be paid a base salary of $1.00 per year and receive 23,000 fully-vested common shares. The Compensation Committee, along with each of these executives, agreed to this arrangement due to the shared belief that this would better align the executives’ interests with those of our shareholders by immediately increasing their stock ownership in the Corporation in lieu of additional cash salary payments, and thus further incent each executive to intently focus on future growth and the execution of our strategic plan.

•
Effective October 16, 2017, given his substantially enhanced role and responsibilities, we entered into a new employment agreement with Mr. Shafer, replacing his 2016 employment agreement entered into in connection with the Talmer merger. The new employment agreement was intended to align the terms of his employment and compensation for his new role and additional responsibilities as Vice Chair and President and Chief Executive Officer of Chemical Bank.

Overview of Our Executive Compensation Program

Our executive compensation program is aligned with our business strategy and is designed to drive short- and medium-term performance results as well as long-term, shareholder value creation. We provide pay packages to our executives that are intended to compensate fairly, attract the best leaders in the banking industry, and engage and motivate them to deliver strong results.

The Compensation Committee considers peer group market data and the advice of its independent consultant when making decisions related to executive compensation amounts and design. It seeks to create and annually calibrate an appropriate mix of cash and non-cash compensation, short and long-term incentives, and fixed and at-risk compensation to balance internal priorities with shareholder expectations, short term results with long-term vision and stability with innovation. The Compensation Committee believes that performance expectations should be clearly articulated and directly tied to compensation outcomes so that executive wealth creation is linked to, and dependent upon, the production of long-term sustainable value for shareholders.

Our executive pay program consists of three major elements:

Element	Performance Period	Objective
Base Salary	Annual	To pay an equitable wage relative to an individual's role and responsibilities: to provide stable income and promote retention.
Annual Cash Incentives	Annual	To encourage, recognize and reward achievement of annual corporate financial goals and individual performance objectives.
Equity Compensation	Long-Term	To promote the retention and stability of the executive ranks; to increase or decrease an executive’s realizable compensation in direct alignment with shareholder value creation.

Compensation Program Governance

What We Do		What We Don't Do
✓	We tie the majority of our named executive officer compensation to long-term performance	✗	Our incentive programs do not encourage excessive risk taking
✓	Our Change-in-Control provisions require a double-trigger	✗	We prohibit hedging of our securities
✓	We maintain strong stock ownership guidelines of 5x salary for our CEO, and 3x salary for our other named executive officers	✗	Our equity plan does not allow repricing of underwater options without shareholder approval
✓	We have stock holding guidelines, until minimum share ownership requirements are achieved	✗	We do not provide excise tax-gross ups
✓	We have adopted a clawback policy	✗	We do not provide significant executive perquisites
✓	We have appropriate caps on incentive plan payouts
✓	Our Compensation Committee is comprised entirely of independent directors
✓	Our Compensation Committee engages an independent consultant
✓	Our Compensation Committee regularly meets in executive session without management present
✓	We perform an annual risk assessment of the compensation program

2017 Say-on-Pay Vote Results

At our 2017 annual meeting of shareholders, approximately 96% of the votes cast on the Say-on-Pay proposal were in favor of approving the resolution. The Compensation Committee considered the results of this advisory resolution when evaluating our executive compensation programs. The Compensation Committee believes that these voting results reflect strong confidence in the Board of Directors to exercise good judgment in structuring a thoughtful, creative and reasonable executive compensation program for the benefit of the Corporation and its shareholders. The Compensation Committee intends to continuously improve the executive compensation arrangements and programs it offers to meet evolving business conditions and ensure consistent alignment with shareholder interests.

Objectives and Philosophy

Our executive compensation programs are fashioned on many of the same principles underlying the compensation programs for all of our employees:

•
Performance Differentiation - All other things being equal, high-performing executives should receive, on a relative basis, more cash compensation than their average-performing counterparts, including larger annual salary increases as a percentage of current salary and higher annual incentive payouts relative to target.

•
Paying for Performance - Incentive compensation should comprise the majority of an executive’s total compensation package, and payouts should scale incrementally with corporate achievement of established financial goals.

•
Market Competiveness - Executive wages should fall within a range that is representative of reasonable wage rates in the banking industry for the position, and should be sufficient to attract and retain the best executive talent in the industry.

•
Alignment with Shareholders - Annual and long-term incentive goals and payouts should be calibrated in such a way that target and above-target compensation levels are only achieved by executives when our financial and market performance results indicate that intrinsic value has been created.

•
Management of Risk - Compensation amounts and incentive programs should carefully avoid the inadvertent creation of an incentive to take imprudent risks, while simultaneously encouraging investment, development and innovation.

In 2017, the Compensation Committee continued its efforts to effectively and appropriately align executive compensation with long-term shareholder return, attract and retain a first-rate executive team, strengthen the relationship between pay and performance and manage and minimize risk. Our executive compensation programs are specifically designed to achieve these objectives.

Compensation Decision-Making Process

Role of Compensation and Pension Committee

The Compensation Committee assists the board of directors in discharging its responsibilities relating to executive compensation and in fulfilling its responsibilities relating to our compensation and benefit programs and policies. Under the Compensation and Pension Committee Charter, the Compensation Committee is responsible for reviewing and approving total compensation, including base salary, bonus, long-term incentive awards, benefits and other compensation of our Chief Executive Officer and all other executive officers of the Corporation. The Compensation Committee also is also responsible for, among other things:

•	Annually reviewing and approving the corporate and individual goals and objectives relevant to the compensation of our Chief Executive Officer;

•
Reviewing, recommending and approving the design of retirement, stock incentive, cash incentive, welfare and other compensation and benefit plans and administering such plans as approved by the board, subject to the provisions of each plan; and

•	Reviewing, recommending and approving employment agreements and severance arrangements for executive officers.

The Compensation Committee currently consists of five directors, all of whom are independent under NASDAQ Listing Rules.

Role of Leadership

The Compensation Committee, along with the entire Board of Directors, believes that an empowered leadership team is critical to our ability to respond efficiently and successfully to important business issues. As such, it has delegated limited reasonable authority for certain decisions and activities, as permitted by the Compensation Committee Charter, to the Chief Executive Officer, the Vice Chair and President and Chief Executive Officer of Chemical Bank and other members of our executive leadership team. This includes the delegation of authority to certain executive officers, by means of our Equity Grant Delegation Policy, to award a limited number of Time-Vested Restricted Stock Units (“TRSUs”) in 2018, to employees that are not otherwise executive officers as defined by Rule 3b-7 of the Securities Exchange Act of 1934.

The executive leadership team is also called upon from time to time to support the Compensation Committee in the fulfillment of its duties. Executive leadership provides recommendations related to a number of matters that are subject to the Compensation

Committee review and approval, including but not limited to the compensation of executive officers (other than the Chief Executive Officer), the design of our incentive plans and the financial goals on which these incentive plans are based. The Compensation Committee retains absolute discretion as to whether to approve recommendations of executive leadership.

Role of Consultant

The Compensation Committee, after a thorough search and selection process in 2011, retained Aon Hewitt as its independent compensation consultant to advise it on all matters related to executive and director compensation. Aon attends and provides guidance at each of our Compensation Committee’s meetings, and:

•	assists the Compensation Committee in identifying best practices related to executive and director compensation and compensation risk management;

•	provides market reference data for the Compensation Committee to consider in its deliberations;

•	updates the Compensation Committee on legislative, tax and regulatory matters that impact executive compensation; and

•	issues independent opinions on anticipated or planned decisions.

The Compensation Committee conducted a review of its relationship with Aon in 2017 and determined that Aon’s work for the Compensation Committee did not create any conflicts of interest. The Compensation Committee determined that Aon was independent under the criteria included in NASDAQ listing standards.

Compensation Risk Assessment

The Compensation Committee annually evaluates our compensation programs to assess whether these, by design or administrative process, would facilitate or encourage excessive risk-taking by executives or other employees. The Compensation Committee has concluded that our compensation programs are not reasonably likely to have a material adverse effect on the Corporation, in part due to the following program elements:

•	Limits on the amounts that may be earned under annual and long-term incentive awards diminish the potential reward of excessive risk taking;

•
The financial metrics on which incentives are based aligned to our financial goals and strategic plan and are both challenging and reasonable, motivating our executives to take appropriate, rather than risky or excessive actions, to achieve those goals; and

•	Stock ownership guidelines require executives to have significant “skin-in-the-game,” creating a disincentive for imprudent decision making.

Additional best practices we employ to mitigate risk include; an anti-hedging policy, five year vesting of equity awards, a formal clawback policy and double-trigger change of control agreements.

Competitive Market Analysis

Our Compensation Committee compares our executive compensation levels and programs to a group of like peer companies with whom we compete for talent. The Compensation Committee reviews peer group market data and practices at least annually, and evaluates it as one important reference point when making decisions.

2017 Peer Group

Each year the Compensation Committee works with our independent compensation consultant to review compensation for executive positions at other corporations within a designated peer group of companies to ensure the overall appropriateness and competitiveness of our compensation levels and programs.

Our 2017 Peer Group consisted of the following 16 companies:

BancorpSouth, Inc.	Hancock Holding Company	TFS Financial Corp
BankUnited, Inc.	IBERIABANK Corporation	Trustmark Corporation
F.N.B. Corporation	MB Financial, Inc.	UMB Financial Corporation
Flagstar Bancorp, Inc.	Old National Bancorp	United Bankshares, Inc.
Fulton Financial Corporation	TCF Financial Corporation	Valley National Bancorp
Texas Capital Bancshares, Inc.

As we evolve, we continue to revisit and refine this peer group as needed. To select peers for 2017, we worked with Aon to consider regional banks or chartered thrifts that generally fit within the following criteria:

•	Assets between $10 billion and $25 billion, based on fiscal year 2016 results; and

•	Market capitalization of at least $500 million.

Elements of Compensation

The compensation of our named executive officers primarily consists of base salary, annual incentive awards, and annual grants of equity awards. The amount and mix of these elements are individually calibrated to each executive based on his or her level of responsibility and impact on our results. Executives also participate in our retirement plans, and may receive discretionary awards to recognize extraordinary performance as approved by the Compensation Committee. Each component of compensation is intended to accomplish one or more of the compensation objectives discussed earlier.

Base Salary

Annual base salaries are established to provide fair and competitive levels of compensation to attract and retain executives and senior officers with exceptional abilities and talent. The Compensation Committee determines base salaries by considering a variety of factors, including:

•	Individual performance and achievements;

•	Level of experience and corresponding current compensation;

•	Equity of pay opportunity for executives with similar levels of responsibility for and impact on our performance results;

•	Magnitude of responsibilities within the Corporation;

•	Current competitive practices of peer group companies; and

•	Recommendations from the Chief Executive Officer and Vice Chair and President and Chief Executive Officer of Chemical Bank for executives (other than themselves).

The Compensation Committee considers all of these factors and ultimately establishes the annual base salaries for all executive officers at a level that it considers to be reasonable, appropriate and in the best interest of the Corporation and our shareholders.

As noted above, Mr. Provost and Mr. Torgow entered into new one-year employment agreements effective September 1, 2017. Under the terms of these agreements, beginning in September 2017, Mr. Provost’s and Mr. Torgow’s base salary was decreased to $1.00 per year. Prior to this agreement, Mr. Provost and Mr. Torgow were subject to service agreements which set their base salaries at $1.0 million annually. In February 2018, Mr. Provost and Mr. Torgow entered into new employment agreements that provide, effective July 2018 for annual base salaries of $950,000, which represents the one year period since Mr. Provost was retained as our Chief Executive Officer.

Following his appointment as Vice Chair and President and Chief Executive Officer of Chemical Bank, we also entered into a new employment agreement with Mr. Shafer, which increased his base salary from $425,000 to $750,000.

The following table details the former and current base salaries of our named executive officers (other than Mr. Ramaker who retired in August 2017) for the periods presented. The "Summary Compensation Table" below reflects the actual base salary paid to each of our named executive officers in 2017.

Named Executive Officer	2017 Base Salary Before Leadership Changes	2017 Base Salary After Leadership Changes	2018 Base Salary
David T. Provost Chief Executive Officer and President	$1,000,000(1)	$1(2)	$950,000(3)
Dennis L. Klaeser Chief Financial Officer	550,000(4)	550,000(4)	750,000(5)
Gary Torgow Chairman	1,000,000(1)	1(2)	950,000(3)
Thomas C. Shafer
Vice Chair and President and Chief Executive Officer of Chemical Bank	425,000(4)	750,000(6)	950,000(5)
Robert S. Rathbun Retail and East Region President	330,000(4)	250,000(7)	250,000(7)

(1)	Represents salary provided for under his Service Agreement entered into in connection with our merger with Talmer.

(2)	Represents salary provided for under his Employment Agreement entered into in September 2017, which supersedes the prior Service Agreement.

(3)	Represents salary provided for under his new Employment Agreement entered into in February 2018, which becomes effective commencing on July 1, 2018, which supersedes his prior Employment Agreement.

(4)	Represents salary provided for under his Employment Agreement dated August 31, 2016.

(5)	Represents salary effective March 17, 2018.

(6)
Represents salary provided for under his Employment Agreement entered into in September 2017, following his appointment as Vice Chair and President and Chief Executive Officer of Chemical Bank, which supersedes his prior Employment Agreement.

(7)
Represents salary provided for under his Offer Letter Agreement entered into in November 2017, following his appointment to a new role, Executive Vice President, Retail and East Region President, effective November 2017, which supersedes his prior Employment Agreement.

Annual Cash Incentive Plan
2017 Plan Overview

We provide an annual cash-based incentive plan in which our executive officers participate, because we believe it is a critical tool for:

•	holding executive leadership accountable for the financial results of the organization;

•	rewarding and reinforcing the behaviors and achievements that produce positive financial results; and

•	hiring and retaining the best executive talent in the banking industry.

2017 Potential Incentive Opportunities

The Compensation Committee is responsible for annually determining the target incentive opportunities offered under this plan to all executive officers, expressed as a percentage of base salary. The Compensation Committee considers a variety of factors to set these target incentive opportunities, including an executive’s experience, performance and retention risk, as well as peer group benchmark data.

For 2017, the Compensation Committee set the potential incentive payment at the following threshold, target and maximum levels for each of the named executive officers, expressed as a percentage of base salary.

Name	Threshold (%)	Threshold Incentive Payment ($)	Target (%)	Target Incentive Payment ($)	Maximum (%)	Maximum Incentive Payment ($)
David T. Provost(1)	—	—	—	—	—	—
Gary Torgow(1)	—	—	—	—	—	—
Dennis L. Klaeser	32.5%	$178,750	65%	$357,500	97.5%	$536,250
Thomas C. Shafer(2)	37.5%	$281,250	75%	$562,500	112.5%	$843,750
Robert S. Rathbun(3)	30%	$99,000	60%	$198,000	90%	$297,000
David B. Ramaker(4)	40%	$328,000	80%	$656,000	120%	$984,000

(1)	Mr. Provost and Mr. Torgow entered into new a one-year employment agreement, effective September 1, 2017, and agreed to forgo annual incentive compensation in 2017.

(2)
The Compensation Committee increased Mr. Shafer’s annual incentive target from 60% to 90% of base salary on July 1, 2017 in connection with his appointment as Vice Chair and President and Chief Executive Officer of Chemical Bank. This table reflects his potential incentive payout as 75% of base salary, which is the pro-rated percentage based on six months at the 60% rate and six months at the 90% rate.

(3)	In accordance with his Offer Letter Agreement, Mr. Rathbun’s 2017 annual incentive payout was based on his base salary prior to November 17, 2017, the effective date of the agreement.

(4)	Mr. Ramaker did not receive an annual cash incentive payment in 2017, because he retired before year-end.

2017 Performance Metrics

The Compensation Committee is responsible for establishing the corporate and individual performance goals that, when compared to actual results, determine the amount of payout that is earned with respect to the plan. In setting these goals the Compensation Committee considers our annual budget, our short- and long-term business strategy, shareholder performance expectations, and guidance provided by our executive leadership team.

In the first quarter of 2017, the Compensation Committee determined that annual incentive metrics for Mr. Ramaker would consist of corporate goals weighted at 80% and individual performance goals weighted at 20%, and determined that the annual incentive metrics for Mr. Shafer and Mr. Klaeser would consist of corporate goals weighted at 70% and individual performance goals weighted at 30%. The Compensation Committee determined that Mr. Rathbun’s annual incentive metrics would consist of corporate goals weighted at 40%, department goals with respect to the business units he oversaw weighted at 40%, and individual performance goals weighted at 20%.

The Compensation Committee further established that the 2017 corporate goals would consist of three metrics:

•	adjusted earnings per share;

•	customer deposit growth; and

•	core non-interest expense control.

How we define each of these corporate goals is included in the table under "2017 Performance Goals" below.

These metrics were selected to serve as a reliable proxy for the short- and long-term health and success of our business. Adjusted earnings per share was selected and weighted most heavily because overall profitability is the most basic, primary metric by which we assess our performance relative to internal objectives and shareholder expectations. Deposit growth was selected because deposits serve as the fuel for expanding our lending activities and thereby funding growth in accordance with our 2017 strategy. Core noninterest expense was selected because it measures the extent to which we achieved synergies associated with the Talmer merger and is subject to significant influence by executive leadership.

2017 Performance Goals, Qualifiers and Payout Results

Performance Goals

The Compensation Committee established threshold, target and maximum performance levels and weights for each selected corporate goal. Threshold represents the minimum level of performance at which, if achieved, a payment is earned on each corporate goal. If performance is below the threshold level for any particular corporate goal, no payment will be earned; however, payment will be earned for other corporate goals that are achieved at least at a threshold level of performance. Maximum represents the maximum level of performance at which, if achieved, a maximum payment is earned on each corporate goal. If performance exceeds the maximum level for any corporate goal, no further incentive above the maximum incentive for such corporate goal is earned. Payments for achievement of the threshold, target and maximum goals are 50%, 100% and 150% of the target payment, respectively. Actual performance between threshold, target and maximum performance levels will be interpolated to determine the amount of payment based on relative achievement of the corporate goals.

The target corporate goals were set at challenging levels representing significant growth and improvement over 2016, and generally corresponded to or exceeded our budgeted financial plan.

In February 2018, the Compensation Committee determined that we achieved the corporate goals, on a weighted basis, at a level corresponding to 72.6% of the target payout, as detailed in the following table.

		2017 Corporate Goal Levels (% payout opportunities)			2017 Actual Performance
	Assigned Weight	Threshold (50%)	Target (100%)	Maximum (150%)	$	%	Weighted Average Achievement(1)
Adjusted Earnings Per Share(EPS)(2)	50%	$2.98	$3.11	$3.17	$3.12	108.3%	54.2%
Customer Deposit Growth(3)	30%	$1.0B	$1.1B	$1.3B	$0.9B	0%	0%
Core Noninterest Expense(4)	20%	$365.6M	$361.9M	$358.3M	$362.5M	91.9%	18.4%
Total	100%						72.6%

(1)	Presents the results of the weighted average achievement qualifier discussed below.

(2)
Adjusted EPS is defined as reported net income excluding merger and restructuring expenses, losses on sales of investment securities associated with treasury and tax management objectives, the revaluation of net deferred tax assets due to the enactment of the Tax Cuts and Jobs Act, and the change in fair value of loan servicing rights.

(3)	Deposit growth was measured by comparing the monthly average deposit balances for December 2017 with the monthly average deposit balances for December 2016.

(4)
Core noninterest expense is defined as reported noninterest expense excluding merger and restructuring expenses, variable compensation expense, amortization of tax credits and gain on sales of other real estate.

Plan Qualifiers

In addition to the corporate, department and individual metrics, there are two overall plan qualifiers that may reduce payouts under certain circumstances.

•
First, if our adjusted earnings per share for the year does not equal or exceed the shareholder cash dividends paid per share for the year, the final calculated payout to the named executive officers is reduced by 50%.

•
Second, if the weighted average achievement with respect to the three corporate goals does not exceed the threshold level (corresponding to a 50% payout), the payouts that named executive officers may earn under the individual and department components of the plan are limited to 100% of target.

For 2017, both of these qualifiers were cleared. Our adjusted earnings per share of $3.12 exceeded our shareholder cash dividends paid per share of $1.10. The weighted average achievement with respect to the three corporate goals was 72.6% which exceeded the 50% threshold.

Payout Results

At the beginning of 2017, the Compensation Committee reviewed the individual and departmental goals for each named executive officer and determined that these goals were challenging and reasonable. The Compensation Committee evaluated the performance against these goals and deemed that they had been achieved at a level corresponding to 100% to 150% of target payouts. The following table illustrates the overall incentive payments earned by our named executive officers in 2017 with respect to corporate goals, individual performance goals and department goals (if applicable).

			Payout Components
	Incentive Target		Corporate		Department		Individual		Payout
Named Executive Officer	% of Salary	Value	Result	Weight	Result	Weight	Result	Weight	% of Target	Value
Dennis L. Klaeser	65%	$357,500	72.6%	70%	N/A	0%	150%	30%	96%	$342,419
Thomas C. Shafer(1)	75%	$562,500	72.6%	70%	N/A	0%	150%	30%	96%	$538,771
Robert S. Rathbun(2)	60%	$198,000	72.6%	40%	100.0%	40%	100%	20%	89%	$176,256

(1)
Mr. Shafer's target incentive award changed from 60% to 90%, effective July 1, 2017, following his appointment to Vice Chair and President and Chief Executive Officer of Chemical Bank. This 75% annual incentive target is a pro-rated percentage based on six months at the 60% rate and six months at the 90% rate.

(2)	In accordance with his Offer Letter Agreement, Mr. Rathbun's 2017 annual target incentive award was based on his base salary prior to November 17, 2017.

2017 Discretionary Bonuses

In addition to the formulaic annual incentive awards described above, the Compensation Committee determined that the contributions of Mr. Klaeser and Mr. Shafer to our success in 2017, and in particular the achievement of our growth targets, the success of our restructuring activities in the second half of the year and the acquisition of additional leadership talent, warranted an additional discretionary bonuses as follows:

Named Executive Officer	2017 Annual Incentive Bonus	2017 Discretionary Bonus	2017 Total Bonus
Dennis L. Klaeser	$342,419	$157,581	$500,000
Thomas C. Shafer	$538,771	$111,229	$650,000

2018 Annual Incentive Changes

In February 2018, the Compensation Committee approved a new annual cash incentive plan under which executive officer incentive awards will be granted. For a description of the annual incentive plan, see our 2017 Annual Report on Form 10-K.

The Compensation Committee determined that the weighting between corporate financial metrics and individual objectives will be 80% and 20%, respectively, in 2018. The Compensation Committee further determined that the corporate goals underlying the 2018 annual incentive awards will be Adjusted Core Net Income weighted at 80% and Adjusted Efficiency Ratio weighted at 20%.

Long-Term Equity Compensation

2017 Plan Overview

We deliver a significant portion of our executive officer compensation through long-term equity grants that are specifically designed to:

•	ensure that executives have material “skin in the game” thereby aligning executive and shareholder interests;

•	reward executives for building long-term, sustainable shareholder value; and

•	complement our annual cash incentive plan to appropriately balance executive focus on both short- and long-term objectives.

Our long-standing practice has been to grant the majority of our long-term equity grants on a single day in the first quarter of the calendar year. However, in 2017, we granted equity awards to our named executive officers on January 4, February 21, August 9 and September 1 due to the Talmer merger integration, the mid-year appointments of certain named executive officers to new positions, and the entering into of new employment agreements with certain named executive officers. These awards were delivered in the form of Performance-Based Restricted Stock Units (“PRSUs”), Time-Vested Restricted Stock Units (“TRSUs”), Stock Options, and Fully-Vested Common Shares. The composition of these awards differed by individual and grant, and did not each include all of the elements listed above.

For PRSUs, similar to the annual incentive plan, the Compensation Committee established threshold, target and maximum performance levels and weights for each selected goal. Threshold represents the minimum level of performance at which, if achieved, a payment is earned on each goal. If performance is below the threshold level for any particular goal, no payment will be earned; however, payment will be earned for other goals that are achieved at least at a threshold level of performance. Payments for achievement of the threshold, target and maximum goals are 50%, 100% and 150% of the target payment, respectively. Actual performance between threshold, target and maximum performance levels will be interpolated to determine the amount of payment based on relative achievement of the corporate goals.

January 4, 2017 Equity Awards to Mr. Klaeser and Mr. Shafer

Mr. Klaeser and Mr. Shafer received equity awards on January 4, 2017.  These awards were based, in part, on the terms of their respective employment agreements entered into with us in August 2016, shortly after joining the Corporation through our merger with Talmer, and on modifications determined in the sole discretion of the Compensation Committee and agreed to by the executives. These initial awards provided each officer with an initial equity stake in the Corporation.

Under these employment agreements, we initially agreed to issue the following grants to Mr. Klaeser and Mr. Shafer, with such grants to be made as soon as administratively feasible after the effective date of their agreements:

•	Mr. Klaeser - an equity award equal to 80% of his base salary, to consist of 60% PRSUs, 40% of TRSUs

•	Mr. Shafer - an equity award equal to 70% of his base salary, to consist of 60% PRSUs, 30% stock options and 10% TRSUs

We issued these equity awards to Mr. Klaeser and Mr. Shafer on January 4, 2017, as modified and determined by the Compensation Committee and agreed to by Mr. Klaeser and Mr. Shafer. Specifically, Mr. Klaeser received an award with a target value of $508,052, consisting of approximately 60% PRSUs and 40% TRSUs. The TRSUs granted to Mr. Klaeser vest 40% on August 31, 2019 and 60% on August 31, 2021, which are the third and fifth anniversaries of the Talmer merger.  Mr. Shafer received an award with a target value of $345,066, consisting of approximately 50% PRSUs and 50% TRSUs. The TRSUs granted to Mr. Shafer vest in their entirety on August 31, 2021.

The PRSUs granted to both Mr. Klaeser and Mr. Shafer are subject to conditional vesting based on the attainment of the pre-established corporate goals and continued service through the date our audit opinion is issued at the end of the two-year performance period of January 1, 2017 through December 31, 2018. The corporate goals include 2018 adjusted diluted earnings per share, with a goal weighting of 75%, and 2018 adjusted efficiency ratio, with a goal weighting of 25%. The Compensation Committee established threshold, target and maximum performance levels for each selected goal. Payments for achievement of the threshold target and maximum goals are 50%, 100% and 150% of the target payment, respectively. Actual performance between threshold, target and maximum performance levels will be interpolated to determine the amount of payment based on relative achievement of the corporate goals.

February 21, 2017 Equity Awards to All Named Executive Officers

The majority of our annual grants of equity to eligible employees were awarded on February 21, 2017. In setting the amount of these awards for our named executive officers and executive officers, the Compensation Committee first determined the aggregate grant date fair value it wished to deliver to each individual, expressed as a percentage of base salary. As it does in setting annual incentive targets, the Compensation Committee considers a variety of factors to set these target equity award percentages, including the terms of each executive officers employment agreement, peer group benchmark data and its assessment of individual retention risk. Target incentive percentages are then multiplied by each executive’s salary on the date of grant to determine the target value of the award.

Target long-term incentive awards, expressed as a percentage of each named executive officer’s base salary, for our February 2017 grants were as follows: Mr. Ramaker - 110%, Mr. Klaeser - 80%, Mr. Shafer - 70% and Mr. Rathbun - 70%. Mr. Provost and Mr. Torgow did not receive equity grants in February 2017.

For 2017, the Compensation Committee determined that the mix of equity for executive officers, including the participating named executive officers, would generally be 60% PRSUs, 30% Stock Options and 10% TRSUs. The Compensation Committee believed that this mix was the most optimal practice for achieving the objectives of the long-term incentive plan in 2017, and reaffirms its commitment to delivering the majority of executive equity awards in the form of PRSUs in order to hold executives accountable for our long-term financial performance. Under his employment agreement, the mix of equity for Mr. Klaeser’s award was 60% PRSUs and 40% TRSUs.

TRSUs granted in February 2017 vest in their entirety on the fifth anniversary of the date of grant. Stock options vest in equal 20% increments on each anniversary of the date of grant over a period of five years. PRSUs are subject to conditional vesting based on the attainment of pre-established corporate goals and continued service through the date our audit opinion is issued at the end of the three-year performance period of January 1, 2017 through December 31, 2019. The corporate goals include 2019 adjusted diluted earnings per share, with a goal weighting of 65%, and relative total shareholder return, with a goal weighting of 35%. Our total shareholder return will be measured from January 2017 to December 2019 on a relative basis compared to the KBW NASDAQ Regional Banking Index, and will compare our total shareholder return performance to the KBW index on the basis of our percentile ranking relative to the index members. The Compensation Committee established threshold, target and maximum performance levels for each selected goal. Payments for achievement of the threshold, target and maximum goals are 50%, 100% and 150% of the target payment, respectively. Actual performance between threshold, target and maximum performance levels will be interpolated to determine the amount of payment based on relative achievement of the corporate goals.

The Compensation Committee decided to add the relative total shareholder return metric to the goals underlying the PRSU awards in 2017, because it is a measure of shareholder value creation that includes stock price appreciation or depreciation, dividend payments, and the cumulative effect of the reinvestment of dividends. The Compensation Committee believes that using a relative total shareholder return metric is a shareholder-aligned best practice that increases the alignment of executive and shareholder interests.

Our relative total shareholder return will be measured on an end-to-end basis over the three-year performance period, calculated using an average of the 20 trading days nearest to January 1, 2017 and December 31, 2019.

Under Mr. Ramaker’s release agreement related to his retirement, we agreed to fully-vest these TSRUs and agreed to allow these PRSUs to continue to vest based on the achievement of the performance conditions, even though he will not meet the service requirements.

August 9, 2017 Equity Awards to Mr. Shafer

On August 9, 2017, the Compensation Committee awarded Mr. Shafer an additional equity award in connection with his appointment as Vice Chair and President and Chief Executive Officer of Chemical Bank. This award was intended to supplement the grant he received in February 2017 so that his total equity award for 2017, on a pro-rated basis, would be more commensurate with his new position for the six months in which he served in that role. The Compensation Committee established the target value of this additional grant at $138,913, and delivered it to Mr. Shafer in the form of the standard 2017 mix of equity for executive officers of 60% PRSUs, 30% Stock Options and 10% TRSUs generally used for our February 2017 grants described above.

The TRSUs vest in their entirety on the fifth anniversary of the date of grant. Stock options vest in equal 20% increments on each anniversary of the date of grant over a period of five years. PRSUs are subject to conditional vesting based on the attainment of pre-established corporate goals and continued service through the date our audit opinion is issued at the end of the two-and-a-half year performance period of July 1, 2017 through December 31, 2019. The corporate goals include 2019 adjusted diluted earnings per share, with a goal weighting of 65%, and relative total shareholder return, with a goal weighting of 35%. The total shareholder return measure will be measured on a relative basis compared to the KBW NASDAQ Regional Banking Index measured from July 2017 to December 2019, and will compare our total shareholder return performance to the KBW index on the basis of our percentile ranking relative to the index members. The Compensation Committee established threshold, target and maximum performance levels for each selected goal. Payments for achievement of the threshold, target and maximum goals are 50%, 100% and 150% of the target payment, respectively. Actual performance between threshold, target and maximum performance levels will be interpolated to determine the amount of payment based on relative achievement of the corporate goals.

September 1, 2017 Equity Awards to Mr. Provost and Mr. Torgow

Under the terms of their September 1, 2017 employment agreements, Mr. Provost and Mr. Torgow each received 23,000 fully-vested shares of our common stock in September 2017. In connection with these awards, Mr. Provost and Mr. Torgow voluntarily agreed to forgo the additional salary and annual bonus otherwise due to them under their 2016 service agreements due to the shared belief that this would immediately better align the executives’ interests with those of our shareholders by increasing their stock ownership in the Corporation in lieu of additional cash salary payments, and thus further incent each executive to intently focus on future growth and the execution of our strategic plan. The September stock awards replaced nearly all of the cash compensation payable to Mr. Provost and Mr. Torgow for July 1, 2017 through June 30, 2018 under the terms of their prior employment agreements.

Results of 2015 PRSU Awards Tied to 2017 Performance

For the 2015 through 2017 performance period, payouts of PRSUs were dependent on performance relative to two goals: adjusted diluted earnings per share and adjusted efficiency ratio. Each of these goals was subject to a payout range from 0% of target for below threshold performance, to 50% of target for threshold performance, to 100% of target for target performance to 150% of target for maximum performance. The Compensation Committee determined that payouts with respect to the performance goals were earned at 150% of target for the 2015-2017 performance period, based on performance as indicated below.

Measure	Weighting	Performance Goals			Actual Achievement
		Threshold	Target	Maximum	Result	Funding	Weighted
2017 Adjusted Diluted EPS (1)	65%	$2.80	$2.90	$2.96	$3.12	150%	97.5%
2017 Adjusted Efficiency Ratio (2)	35%	59%	55%	53%	51.90%	150%	52.5%
Payout Funding	--	50%	100%	150%	--	--	150%

(1)	Adjusted to exclude merger and restructuring expenses, net gain on the sale of branches and the change in fair value in loan servicing rights

(2)
The adjusted efficiency ratio excludes merger and restructuring expenses, losses on sales of investment securities in the fourth quarter of 2017 as part of our treasury and tax management objectives, the revaluation of net deferred tax assets, amortization of intangibles, impairment of income tax credits, the net interest income fully tax equivalent adjustment, the change in fair value on loan servicing rights, and losses/gains from sale of investment securities and closed branch locations.

Payout settlement of earned shares will occur on or before March 15, 2018. Mr. Rathbun and Mr. Ramaker were our only named executive officers that received PRSUs for the 2015-2017 performance period. Mr. Rathbun’s target grant was 1,055 units resulting in a payout of 1,583 shares. Mr. Ramaker's target grant was 13,525 units resulting in a payout of 20,288 shares. Under Mr. Ramaker’s release agreement related to his retirement, we agreed to vest this award as if he had remained an employee through the end of the performance period.

2018 Long-Term Incentive Plan Changes

The Compensation Committee met in February 2018 and, in consultation with Aon, decided to make certain changes to our 2018 long-term incentive program. In an effort to more efficiently manage our equity pool for stock compensation, and in recognition of the declining use of stock options in the general marketplace, the Compensation Committee has decided to discontinue the practice of granting stock options in 2018. Instead, long-term incentive compensation to our executive officers in 2018 will be comprised of 60% PRSUs and 40% TRSUs, unless otherwise determined under a separate employment or other agreement. For 2018, the vesting schedule for TRSUs will be 20% per year for five years starting on the first anniversary of the date of grant.

With respect to the PRSU component of the long-term incentive award, 2018 metrics will include two goals: Cumulative Three-Year Adjusted EPS (weighted at 75%) and Relative TSR (weighted at 25%). The Compensation Committee has reaffirmed its decision to continue utilizing the relative TSR metric first implemented in 2017. The EPS measure has been retained in the 2018 PRSU plan because it was removed from the annual incentive plan and replaced with Adjusted Core Net Income. However, in order to better reflect performance over the entire performance period and limit the impact of annual volatility, the 2018-2020 PRSU award will measure EPS cumulatively over the three-year performance period rather than EPS at the end of 2020 alone.

The Compensation Committee also affirmed its practice of adjusting any performance measures to the extent necessary to prevent dilution or enlargement of an incentive award as a result of extraordinary events or circumstances, including changes in tax laws, accounting principles, or other laws or provisions affecting reported results. The Compensation Committee indicated that it would apply this principle to the outstanding PRSU awards for the 2016-2018 and 2017-2019 performance periods impacted by the Tax Cuts and Jobs Act of 2017.

Additional Compensation Policies and Practices

Clawback Policy ("Recoupment")

In the interest of further aligning the interests of our named executive officers with those of our shareholders, the Compensation Committee adopted a "clawback" policy for incentive-based compensation awards made in 2014 and thereafter. The clawback policy provides that all long-term and annual incentive-based compensation, including service-vested equity compensation and discretionary awards, that is earned after January 1, 2014 will be subject to repayment if it is paid to an executive officer in the three-year period preceding any date on which we are required to disclose a restatement of our financial statements due to material noncompliance with financial reporting requirements under the federal securities laws or as a result of misconduct or fraud. Repayment under the clawback provision is limited to the amount of incentive-based compensation that exceeds the amount of such compensation which would have been paid to such executive officer if the financial statements had been originally filed in their restated form. Any employee who has reasonable cause to believe that a violation under the clawback provision has occurred must promptly report such matters to the Compensation Committee. The Compensation Committee will exercise its business judgment in the fair application of the clawback policy and consider all relevant factors in determining whether the Compensation Corporation will seek to recover incentive compensation from the executive officer and the amount, timing and form of any incentive compensation recovery.

Stock Ownership Guidelines

Our stock ownership guidelines are designed to encourage share ownership so that our executives have a direct stake in the Corporation and to align their interests with the long-term interests of our shareholder. The ownership guidelines cover all named executive officers and are as follows:

Position	Required Salary Multiple
President and Chief Executive Officer	5x base salary
All other executive officers	3x base salary

In general, stock ownership is determined in the same manner as beneficial ownership for SEC reporting purposes. The following share types are included under these guidelines: shares directly owned, family-owned shares, retirement plan shares, and unvested time-vested restricted stock. Stock options that are unexercised, regardless of their vesting status and in-the-money value, are not counted toward satisfaction of these guidelines. Unvested PRSUs are also not counted toward stock ownership.

Executives are required to be in compliance with these guidelines within five years of becoming subject to this policy. Individuals who acquire shares of common stock under our equity-based incentive plans must hold at least 50% of all net after-tax acquired shares until stock ownership guidelines are satisfied, or 36 months following acquisition of such shares.

Anti-Hedging Policy

Our anti-hedging policy aligns the interests of our directors and executive officers with our shareholders. The policy prohibits our directors and executive officers from engaging in any transaction which could hedge or offset decreases in the market value of our common stock, including short-selling, put or call options, forward sale or purchase contracts, equity swaps, and exchange funds.

Deductibility of Executive Compensation

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the Chief Executive Officer and the three other most highly compensated executive officers, other than the Chief Financial Officer, employed on the last day of any fiscal year. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The Compensation Committee considers deductibility as one factor when making a decision regarding executive compensation. In order to maximize the deductibility of the executives’ pay, the shareholder-approved long-term incentive plan is structured such that performance-based equity compensation paid under those plans for our most senior executives should constitute as qualifying as performance-based compensation under Section 162(m). However, in some cases, the Compensation Committee may determine it is appropriate to provide compensation that may exceed deductibility limits in order to recognize performance, meet market demands and retain key executives. In 2018, new tax regulations will generally eliminate the performance-based compensation exclusion under Section 162(m) of the Code. As a result, we expect that some of our executive compensation will exceed deductibility limits.

Employment Contracts

In the past year, as a result of our management changes, we have entered into several new or amended employment contracts with executives. The terms have been negotiated and determined with the consideration of the best interests of the Corporation and shareholders. In attracting and securing a talented executive team we believe we have positioned the Corporation to successfully execute our growth strategy and vision.

We describe the material terms of our employment agreements in effect in 2017 with Mr. Provost, Mr. Torgow, Mr. Klaeser and Mr. Rathbun and our offer letter agreement with Mr. Rathbun below under “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table.”

Severance and Change in Control Arrangements

We provide change in control benefits, and in certain circumstances severance benefits, specifically to retain our key executives, including our named executive officers, during a potential change in control and also to provide income continuation in the event of certain involuntary terminations.

Each of our employment agreements with Mr. Provost, Mr. Torgow, Mr. Klaeser and Mr. Shafer include certain severance payments upon termination of employment or a change in control of the Corporation. With respect to a change in control, each of these employment agreements provides “double trigger” benefits to the executive, meaning that the severance benefits are paid only in the event such officer is terminated generally without cause by us or for good reason by the officer following a change in control. For a detailed description of the severance and change in control benefits applicable to these executive officers, see the discussion below under “Potential Payments Upon Termination or Change in Control.”

Mr. Rathbun's offer letter includes certain severance payments upon termination of his employment. In addition, our change in control agreement with Mr. Rathbun, entered into on February 27, 2018, also includes "double-trigger" change in control benefits. For a detailed description of the severance and change in control benefits applicable to Mr. Rathbun, see the discussion below under "Potential Payments Upon Termination or Change of Control."

In addition, effective August 8, 2017, Mr. Ramaker retired as our Chief Executive Officer and President. In connection with his retirement, we entered into a General Release Agreement with Mr. Ramaker that provides for certain payments and other benefits. For a detailed description of the severance benefits Mr. Ramaker received under his release agreement, see the discussion below under “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table” and "Actual Post-Retirement Payments Payable to Mr. Ramaker."

Summary Compensation Table and Grants of Plan-Based Awards Table

Summary Compensation Table

The following table shows compensation we paid to our named executive officers for the years ended December 31, 2017, 2016 and 2015. The positions listed in the table are those in which the named executive officer served at December 31, 2017 (except for Mr. Ramaker who retired in August 2017).

Name and Principal Position	Year	Salary(1)	Bonus		Stock Awards(4)		Option Awards(7)		Non-Equity Incentive Plan Compensation(9)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(10)	All Other Compensation(11)	Total
David T. Provost(12)	2017	$823,390	$—		$1,047,880	(5)	$—		$—	$—	$61,194	$1,932,464
President and Chief Executive Officer of Chemical Financial
Dennis L. Klaeser(13)	2017	$550,000	$157,581	(2)	$944,839	(6)	$—		$342,419	$—	$36,654	$2,031,493
Executive Vice President and Chief Financial Officer of Chemical Financial and Chemical Bank	2016	183,483	—		75,000		—		—	—	11,607	270,090
Gary Torgow(12)	2017	$823,390	$—		$1,047,880	(5)	$—		$—	$—	$32,303	$1,903,573
Chairman of the Board of Directors of Chemical Financial
Thomas C. Shafer(12)	2017	$562,500	$111,229	(2)	$647,341	(6)	$132,005		$538,771	$—	$52,975	$2,044,821
Vice Chairman of Chemical Financial and President and Chief Executive Officer of Chemical Bank
Robert S. Rathbun(14)	2017	$320,769	$200,000	(3)	$160,043	(6)	$69,305		$176,256	$294,000	$29,377	$1,249,750
Executive Vice President Retail and Regional President of the East Region of Chemical Bank	2016	309,477	—		273,954		62,730		241,248	191,000	25,942	1,104,351
David B. Ramaker	2017	$482,231	$—		$2,510,265	(6)	$777,413	(8)	$—	$592,822	$472,661	$4,835,392
Former President and Chief Executive Officer of Chemical Financial and Chemical Bank	2016	687,412	—		462,008		197,999		720,091	335,014	1,913,930	4,316,454
	2015	634,380	—		548,409		183,599		484,092	261,000	13,157	2,124,637

(1)
Includes salary deferred under the Chemical Financial Corporation 401(k) Savings Plan and the Chemical Financial Corporation Nonqualified Deferred Compensation Plan. For a description of changes related to base salary in 2017, see the discussion entitled "Elements of Compensation–Base Salary" in the Compensation Discussion and Analysis section of this Proxy Statement.

(2)
These amounts reflect an annual discretionary bonus determined by the Compensation Committee, as further explained under "Elements of Compensation–2017 Discretionary Bonuses" in the Compensation Discussion and Analysis section of this Proxy Statement.

(3)
This amount represents a retention bonus paid to Mr. Rathbun in connection with his change in role, as further described under "Employment Agreement and Offer Letter Agreement with Mr. Rathbun" in the Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table section of this Proxy Statement.

(4)
The values of all stock awards reported in this column were computed in accordance with Financial Accounting Standards Board Accounting Standards Codification, ASC Topic 718 Compensation-Stock Compensation (ASC 718). For a discussion of the valuation assumptions, see Note 17 to our 2017 consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

(5)	Represents the grant date fair value of fully-vested shares of our common stock granted to Mr. Provost and Mr. Torgow in 2017.

(6)
Represents the following amounts: Mr. Klaeser – $560,228 of PRSUs and $384,611 of TRSUs; Mr Shafer – $426,961 of PRSUs and $220,380 of TRSUs; Mr. Rathbun – $136,943 of PRSUs and $23,100 of TRSUs; and Mr. Ramaker – $1,940,806 of PRSUs, of which $1,458,319 resulted from the inclusion of incremental fair value as of the modification date for awards modified under his release agreement related to his retirement, and $569,459 of TRSUs, of which $488,073 resulted from the inclusion of incremental fair value as of the modification date for awards modified under his release agreement related to his retirement. The PRSUs were determined to have a value at the grant date based on management's assessment that it was probable that the PRSUs would vest in 2020 at 1.0x the number of units granted. However, if the highest level of performance conditions with respect to the PRSUs granted in 2017 are satisfied, then the value of the PRSUs, determined as of the grant date would be as follows: Mr. Klaeser – $840,342; Mr. Shafer – $640,466; Mr. Rathbun – $205,440; and Mr. Ramaker – $723,730.

(7)
This amount represents the grant date fair value, computed in accordance with ASC 718, of the stock options granted for each named executive officer. For a discussion of our valuation assumptions, see Note 17 to our 2017 consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017. Other than as described in the Grants of Plan-Based Awards table related to modified awards, the per share exercise price of each option award was equal to the market value of our common stock on the date each option was granted.

(8)	Includes $533,208 of incremental fair value as of the modification date for awards modified as a result of Mr. Ramaker's retirement.

(9)
For a further description of how the Compensation Committee determined incentive payments awarded in 2017, see the discussion entitled "Elements of Compensation–Annual Cash Incentive Plan" under the Compensation Discussion and Analysis section of this Proxy Statement.

(10)
This amount is the positive change in the actuarial present value of the named executive officer’s accumulated benefit under the Corporation’s noncontributory defined benefit pension plan (Pension Plan) and, for Mr. Ramaker only, our Supplemental Pension Plan (Supplemental Plan), as he is the only individual who is a participant in the Supplemental Plan. The discount rates used to calculate the present values of Pension Plan and Supplemental Plan benefits at December 31, 2017 were 3.68% and 3.38%, respectively. In addition, for 2017, for Mr. Ramaker only, includes $25,379 of preferential earnings associated with the lump sum payment under the Supplemental Plan further discussed in the "2017 Nonqualified Deferred Compensation" table.

(11)	Amounts in this column include the following for 2017:

•
Mr. Provost: $16,200 of employer contributions to the 401(k) Savings Plan; $1,371 consisting of the taxable portion of employer paid premiums for life insurance; $6,231 of additional stipend to cover other company deductions; $3,738 in car allowances; and $33,654 in company-paid club dues.

•
Mr. Klaeser: $16,200 of employer contributions to the 401(k) Savings Plan; $1,980 consisting of the taxable portion of employer paid premiums for life insurance; $7,854 in dividend equivalents earned on TRSUs; and $10,620 in company-paid club dues.

•
Mr. Torgow: $16,200 of employer contributions to the 401(k) Savings Plan; $1,371 consisting of the taxable portion of employer paid premiums for life insurance; $6,231 of additional stipend to cover other company deductions; $3,738 in car allowances; and $4,763 in company-paid club dues.

•
Mr. Shafer: $16,200 of employer contributions to the 401(k) Savings Plan; $1,290 consisting of the taxable portion of employer paid premiums for life insurance; $4,353 in dividend equivalents earned on TRSUs; $14,400 in car allowances; and $16,732 in company-paid club dues.

•
Mr. Rathbun: $8,077 of employer contributions to the 401(k) Savings Plan; $690 consisting of the taxable portion of employer paid premiums for life insurance; $4,825 in dividend equivalents earned on TRSUs; $10,800 in car allowances; and $4,985 in company-paid club dues.

•
Mr. Ramaker: $435,472 in salary continuation payments and a lump sum payment related to his release agreement entered into in connection with his retirement; $22,575, which represents the value of the automobile he received under his release agreement; $5,211 of employer contributions to the 401(k) Savings Plan; $1,295 consisting of the taxable portion of employer paid premiums for life insurance; $5,569 in dividend equivalents earned on TRSUs; $41 in personal use of company car; and $2,498 in company-paid club dues.

(12)	Mr. Provost, Mr. Shafer and Mr. Torgow joined the Corporation on August 31, 2016 upon completion of the Talmer merger and qualified as named executive officers for the first time in 2017.

(13)	Mr. Klaeser joined the Corporation on August 31, 2016 upon completion of the Talmer merger and qualified as a named executive officer for the first time in 2016.

(14)	Mr. Rathbun was named to the executive leadership team during the year ended December 31, 2015 and qualified as a named executive officer for the first time in 2016.

Grants of Plan-Based Awards Table

The following table provides a summary regarding plan-based equity and non-equity incentive awards to our named executive offices in 2017.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Closing Price on Grant Date	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David T. Provost	9/1/2017(3)	$—	$—	$—	—	—	—	23,000	—	$—	$—	$1,047,880
Dennis L. Klaeser		$178,750	$357,500	$536,250	—	—	—	—	—	$—	$—	$—
	1/4/2017(4)	—	—	—	2,856	5,711	8,567	—	—	—	—	299,428
	1/4/2017(5)	—	—	—	—	—	—	3,807	—	—	—	208,624
	2/21/2017(6)	—	—	—	2,641	5,281	7,922	—	—	—	—	260,800
	2/21/2017(7)	—	—	—	—	—	—	3,276	—	—	—	175,987
Gary Torgow	9/1/2017(3)	$—	$—	$—	—	—	—	23,000	—	$—	$—	$1,047,880
Thomas C. Shafer		$281,250	$562,500	$843,750	—	—	—	—	—	$—	$—	$—
	1/4/2017(4)	—	—	—	1,609	3,218	4,827	—	—	—	—	168,720
	1/4/2017(5)	—	—	—	—	—	—	3,218	—	—	—	176,346
	2/21/2017(6)	—	—	—	1,786	3,571	5,357	—	—	—	—	176,352
	2/21/2017(7)	—	—	—	—	—	—	554	—	—	—	29,761
	2/21/2017(8)	—	—	—	—	—	—	—	8,881	53.72	53.72	89,254
	8/9/2017(9)	—	—	—	969	1,938	2,907	—	—	—	—	81,889
	8/9/2017(10)	—	—	—	—	—	—	304	—	—	—	14,273
	8/9/2017(11)	—	—	—	—	—	—	—	5,723	46.95	46.95	42,751
Robert S. Rathbun		$99,000	$198,000	$297,000	—	—	—	—	—	$—	$—	$—
	2/21/2017(6)	—	—	—	1,387	2,773	4,160	—	—	—	—	136,943
	2/21/2017(7)	—	—	—	—	—	—	430	—	—	—	23,100
	2/21/2017(8)	—	—	—	—	—	—	—	6,896	53.72	53.72	69,305
David B. Ramaker		$328,000	$656,000	$984,000	—	—	—	—	—	$—	$—	$—
	2/21/2017(6)	—	—	—	4,885	9,770	14,655	—	—	—	—	482,487	(12)
	2/21/2017(7)	—	—	—	—	—	—	1,515	—	—	—	81,386	(12)
	2/21/2017(8)	—	—	—	—	—	—	—	24,299	53.72	53.72	244,205	(12)
	8/9/2017	—	—	—	4,885	9,770	14,655	—	—	—	—	445,184	(13)
	8/9/2017	—	—	—	—	—	—	1,531	—	—	—	71,882	(13)
	8/9/2017	—	—	—	—	—	—	—	24,299	53.72	53.72	98,897	(13)
	8/9/2017	—	—	—	10,333	20,665	30,998	—	—	—	—	1,013,135	(14)
	8/9/2017	—	—	—	—	—	—	8,865	—	—	—	416,191	(15)
	8/9/2017	—	—	—	—	—	—	—	32,195	32.81	46.95	434,311	(16)

(1)
For each named executive officer, amounts reported represent the potential payout range pursuant to our 2017 Annual Incentive Plan, with all payments subject to achievement of corporate and individual performance objectives. The 2017 Annual Incentive Plan is further explained in the Compensation Discussion and Analysis section of this Proxy Statement. Actual amounts earned are included in the column entitled “Non-Equity Incentive Plan Compensation” of the Summary Compensation Table above.

(2)
The values shown are the aggregate grant date fair value for initial awards, or the incremental fair value as of the modification date for modified awards, computed in accordance with FASB ASC Topic 718.

(3)	Represents an award of fully-vested shares pursuant to his July 1, 2017 employment agreement.

(4)
Represents the award of PRSUs granted in 2017 under the Stock Incentive Plan of 2015, with a performance period that ends on December 31, 2018. The vesting is subject to the achievement of pre-established performance targets and the officer’s continued service through the vesting date. See “Elements of Compensation–Long-Term Equity Compensation–January 4, 2017 Equity Awards to Mr. Klaeser and Mr. Shafer” of the Compensation Discussion and Analysis of this Proxy Statement for a description of the terms of this award. Any PRSUs that vest will be converted to shares of our common stock on a one-for-one basis. PRSUs that do not vest will be forfeited.

(5)
Represents the award of TRSUs granted in 2017 under the Stock Incentive Plan of 2015. With respect to Mr. Klaeser, 1,523 units will vest on August 31, 2019 and 2,284 units will vest August 31, 2021. With respect to Mr. Shafer, all of his units cliff vest on August 31, 2021. Any vested units will convert to shares of our common stock on a one-for-one basis. TRSUs that do not vest will be forfeited.

(6)
Represents the award of PRSUs granted in 2017 under the Stock Incentive Plan of 2015, with a performance period that ends on December 31, 2019. Except with respect to Mr. Ramaker as described in footnote 12 below, the vesting is subject to the achievement of pre-established performance targets and the officer’s continued service through the vesting date. See “Elements of Compensation-Long-Term Equity Compensation–February 21, 2017 Equity Awards to All Named Executive Officers” of the Compensation Discussion and Analysis of this Proxy Statement for a description of the terms of this award. Any PRSUs that vest will be converted to shares of our common stock on a one-for-one basis. PRSUs that do not vest will be forfeited.

(7)
Represents the award of TRSUs granted in 2017 under the Stock Incentive Plan of 2015, which, except with respect to Mr. Ramaker as described in footnote 12 below, cliff vest five years after the February 21, 2017 grant date. Any vested units will convert to shares of our common stock on a one-for-one basis. TRSUs that do not vest will be forfeited.

(8)	Represents the award of stock options granted in 2017 under the Stock Incentive Plan of 2015.

(9)
Represents the award of PRSUs granted in 2017 under the Stock Incentive Plan of 2017, with a performance period beginning July 1, 2017 that ends on December 31, 2019. The vesting is subject to the achievement of pre-established performance targets and the officer’s continued service through the vesting date. See “Elements of Compensation-Long-Term Equity Compensation–August 9, 2017 Equity Awards to Mr. Shafer” of the Compensation Discussion and Analysis of this Proxy Statement for a description of the terms of this award. Any PRSUs that vest will be converted to shares of our common stock on a one-for-one basis. PRSUs that do not vest will be forfeited.

(10)
Represents the award of TRSUs granted in 2017 under the Stock Incentive Plan of 2017, which cliff vest five years after the August 9, 2017 grant date. Any vested units will be converted to shares of our common stock on a one-for-one basis. TRSUs that do not vest will be forfeited.

(11)	Represents the award of stock options granted in 2017 under the Stock Incentive Plan of 2017.

(12)	Mr. Ramaker retired in August 2017. Under his release agreement related to his retirement, we agreed to:

•	continue to vest his PRSUs granted on February 21, 2017, even though he will not meet the service requirements;

•	fully vest his TRSUs granted on February 21, 2017; and

•	fully vest his stock options granted on February 21, 2017.

Because of these modifications, for accounting purposes, each of these February 21, 2017 awards were deemed to be re-issued on August 9, 2017, as are also included in this table as granted on August 9, 2017. Accordingly, the awards issued on February 21, 2017 will be forfeited and no value will be received by Mr. Ramaker for these awards.

(13)
As described in footnote 12 above, because we agreed to modify Mr. Ramaker’s February 21, 2017 awards under his release agreement, this amount represents the incremental fair value as of the August 9, 2017 modification date , computed in accordance with FASB ASC Topic 718, and with respect to the TRSUs includes corresponding dividend equivalent units earned since the original February 21, 2017 grant date.

(14)
Under Mr. Ramaker’s release agreement related to his retirement, we agreed to continue to vest his PRSUs granted in 2015 under the Stock Incentive Plan of 2012, even though he will not meet the service requirements, and continue to vest his PRSUs granted in 2016 under the Stock Incentive Plan of 2015, even though he will not meet the service requirements. Because of these modifications, for accounting purposes, each of these awards were deemed to be re-issued on August 9, 2017. This amount represents the incremental fair value as of the August 9, 2017 modification date of the 2016 and 2015 awards, computed in accordance with FASB ASC Topic 718.

(15)
Under Mr. Ramaker’s release agreement related to his retirement, we agreed to fully-vest his TRSUs granted in 2013, 2014 and 2015 under the Stock Incentive Plan of 2012, and his TRSUs granted in 2016 under the Stock Incentive Plan of 2015. Because of these modifications, for accounting purposes, each of these awards were deemed to be re-issued on August 9, 2017. This amount represents the incremental fair value as of the August 9, 2017 modification date of the 2013, 2014, 2015 and 2016 TRSU awards, computed in accordance with FASB ASC Topic 718, including corresponding dividend equivalent units earned since the original grant dates.

(16)
Under Mr. Ramaker’s release agreement related to his retirement, we agreed to fully vest his stock options granted in 2016. Because of the modification, for accounting purposes, the 2016 award was deemed to be re-issued on August 9, 2017, at the original exercise price. This amount represents the incremental fair value as of the August 9, 2017 modification date of the 2016 award, computed in accordance with FASB ASC Topic 718.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements with Mr. Provost and Mr. Torgow

On August 9, 2017, following Mr. Ramaker’s retirement, we entered into new employment agreements with:

•	Mr. Provost to serve as our Chief Executive Officer and President; and

•	Mr. Torgow to serve as our Chair.

These employment agreements superseded and replaced the Service Agreements that we previously entered into with each of Mr. Provost and Mr. Torgow in connection with our merger with Talmer which provided for a base salary of $1,000,000.

Each employment agreement has an initial term of one year commencing on September 1, 2017 that automatically renews for successive one year periods, until either party provides 30 days’ advance written notice of non-renewal. Under the employment agreements, each executive officer is:

•	entitled to an annual base salary of $1.00 (which was decreased from each executive’s annual salary of $1.0 million under each of their previous Service Agreements);

•	received a grant of 23,000 fully-vested shares of our common stock on September 1, 2017;

•	eligible to participate in our annual bonus and equity programs for senior executives;

•	entitled to an annual taxable stipend to cover deduction for other benefits under our group health care plan in the amount of $20,000;

•	entitled to a monthly automobile allowance of $900; and

•	reimbursement for membership in two country clubs of his selection.

Each of the employment agreements provides for certain payments upon termination, as described below under "Potential Payments upon Termination or Change in Control." Each employment agreement also requires the executive officer to keep company information confidential. In addition, each executive officer is subject to provisions related to non-competition and non-solicitation of customers and employees for a period of 24-months following termination of his employment.

Employment Agreement with Mr. Klaeser

On August 31, 2016, we entered into an employment agreement with Mr. Klaeser to serve as our Executive Vice President, Chief Financial Officer and Treasurer. The agreement has an initial term of two years that automatically extends for additional one year terms unless either party gives the other notice of intention to terminate at least 30 days before the anniversary of the effective date. Under the employment agreement, Mr. Klaeser is entitled to an annual base salary of $550,000 and he is entitled to participate in any stock option or other equity compensation programs that we offer at a level commensurate with his position. He is also eligible to participate in our annual bonus programs for senior executives at a level commensurate with his position, with an annual target bonus for 2017 equal to 65% of his base salary. Mr. Klaeser is also entitled to participate in health and dental, life insurance, short and long term disability insurance, retirement and other employee fringe benefit programs covering our salaried employees as a group, and in any programs applicable to our senior executives. We also agreed to reimburse Mr. Klaeser up to $12,000 per year for country club membership dues.

Under his employment agreement, we initially agreed to issue Mr. Klaeser restricted stock units equal to 80% of his base salary, consisting of 60% PRSUs and 40% TRSUs, with such grant to be made as soon as administratively feasible after the effective date of his agreement. We issued these restricted stock units to Mr. Klaeser on January 4, 2017, in an amount equal to 92% of his base salary, as modified and determined by the Compensation Committee and agreed to by Mr. Klaeser. The terms of these awards are further explained under "Elements of Compensation–Long-Term Equity Compensation" in the Compensation Discussion and Analysis section of this Proxy Statement.

Under his employment agreement, we also agreed to issue Mr. Klaeser restricted stock units equal to 80% of his base salary in 2017, consisting of 60% PRSUs and 40% TRSUs. We issued these restricted stock units to Mr. Klaeser on February 21, 2017. The terms of these awards are further explained under "Elements of Compensation–Long-Term Equity Compensation" in the Compensation Discussion and Analysis section of this Proxy Statement.

For purposes of all of Mr. Klaeser’s equity awards, under his employment agreement, if he provides us with written notice at least 12 months prior to his anticipated retirement date and his retirement date is after December 31, 2019, then all of his unvested awards will vest on the effective date of his retirement.

Mr. Klaeser’s employment agreement provides for certain payments upon termination, as described below under “Potential Payments upon Termination or Change in Control.” His employment agreement also requires that he keep company information confidential. In addition, Mr. Klaeser is subject to provisions related to non-competition and non-solicitation of customers and employees for a period of 24-months following termination of his employment.

Mr. Klaeser's 2017 annual incentive award is explained under "Elements of Compensation–Long-Term Equity Compensation" in the Compensation Discussion and Analysis section of this Proxy Statement.

Employment Agreements with Mr. Shafer

August 2016 Employment Agreement

We entered into an employment with Mr. Shafer in connection with our merger with Talmer effective August 31, 2016. Under this employment agreement, Mr. Shafer served as a Vice President and Director of Regional and Community Banking for Chemical Bank. The agreement had an initial term of two years that automatically extends for additional one year terms unless either party gave the other notice of intention to terminate at least 30 days before the anniversary of the effective date. Under the employment agreement, Mr. Shafer was entitled to an annual base salary of $425,000 and he was entitled to participate in our bonus, equity and fringe benefits plans.

Under this employment agreement, we initially agreed to issue Mr. Shafer an equity award equal to 70% of his base salary, to consist of 60% PRSUs, 30% stock options and 10% TRSUs, with such grant to be made as soon as administratively feasible after the effective date of his agreement. We issues these restricted stock units to Mr. Shafer on January 4, 2017, in an amount equal to approximately 81% of his base salary, and in the form of approximately 50% PRSUs and 50% TRSUs, as modified and determined by the Compensation Committee and agreed to by Mr. Shafer. The terms of these awards are further explained under "Elements of Compensation–Long-Term Equity Compensation" in the Compensation Discussion and Analysis section of this Proxy Statement.

July 2017 Employment Agreement

Following Mr. Shafer’s appointment as Vice Chair and President and Chief Executive Officer of Chemical Bank, on July 1, 2017, we entered into a new employment agreement with Mr. Shafer to serve as our Vice Chair and President and Chief Executive Officer of Chemical Bank. This agreement supersedes and replaces his employment agreement dated August 31, 2016. The new agreement has an initial term of two years that automatically extends for additional one year terms unless either party gives the other notice of intention to terminate at least 30 days before the anniversary of the effective date. Under the employment agreement, Mr. Shafer is entitled to an annual base salary of $750,000 (up from $425,000 under his prior agreement) and he is entitled to participate in any stock option or other equity compensation programs that we offer at a level commensurate with his position, with an initial annual target equity plan award equal to 110% of his base salary. He is also eligible to participate in our annual bonus programs for senior executives at a level commensurate with his position, with an initial annual target bonus equal to 90% of his base salary. Mr. Shafer is also entitled to participate in health and dental, life insurance, short and long term disability insurance, retirement and other employee fringe benefit programs covering our salaried employees as a group, and in any programs applicable to our senior executives. We also agreed to pay Mr. Shafer $900 per month to purchase or lease an automobile and to reimburse him up to $25,000 per year for country club membership dues.

Mr. Shafer’s employment agreement provides for certain payments upon termination, as described below under “Potential Payments upon Termination or Change in Control.” His employment agreement also requires that he keep company information confidential. In addition, Mr. Shafer is subject to provisions related to non-competition and non-solicitation of customers and employees for a period of 24-months following termination of his employment.

Mr. Shafer’s 2017 awards under our annual incentive plan and long-term incentive plan are explained under “Elements of Compensation–Annual Incentive Plan” and “Elements of Compensation–Long-Term Equity Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement.

Employment Agreement and Offer Letter Agreement with Mr. Rathbun

Employment Agreement

On August 31, 2016, we entered into an employment agreement with Mr. Rathbun to serve as our Executive Vice President and Chief Operating Officer - Customer Experience. Under the employment agreement, Mr. Rathbun was entitled to an annual base salary of $330,000 and he was entitled to participate in any stock option or other equity compensation programs that we offer at a level commensurate with his position. Mr. Rathbun was also entitled to participate in health and dental, life insurance, short and long term disability insurance, retirement and other employee fringe benefit programs covering our salaried employees as a group, and in any programs applicable to our senior executives. We also agreed to reimburse Mr. Rathbun for his expenses to purchase or lease an automobile not to exceed $900 per month and agreed to reimburse him for country club membership dues.

Under his employment agreement, Mr. Rathbun was also entitled to certain severance benefits, including if he terminated his employment for “Good Reason,” which was generally defined as (a) his being removed from his principal positions, (b) a material diminution in his status, authority or responsibility, (c) a material reduction in his salary, (d) his relocation more than 60 miles from his current location or any substantial increase in business travel, or (e) any material breach of his employment agreement by us. This severance benefit was equal to one times the sum of his then-current base salary and the average cash bonus paid to him in each of the last three completed years. He would also be entitled to receive a lump sum payment equal to 12 times our monthly contribution towards his dependent health, prescription drug and dental coverage elections.

As part of our corporate restructuring, Mr. Rathbun was appointed to a new role, Regional President, effective November 2017. Accordingly, on November 3, 2017, we entered into an offer letter agreement with Mr. Rathbun, which terminates and supersedes his employment agreement (other than the covenants not to compete, which will remain in effect and be modified to six months from 12 months). The terms of his current offer letter agreement are described below.

Offer Letter Agreement

Under the offer letter agreement, Mr. Rathbun’s annual base salary was set at $250,000, and we accelerated the vesting of all of his current outstanding stock options. Under the offer letter, for 2017, he is eligible for a targeted annual cash incentive payment of 60% of his $330,000 base salary under his employment agreement and an annual equity incentive award of 70% of his $330,000 base salary under his employment agreement. After 2017, he will be eligible to participate in our annual cash incentive plan and annual long term incentive plan, with target awards of 35% and 45% of his base salary, respectively, for 2018.

In addition, in consideration of termination of his employment agreement and agreement to continue to provide services, we determined to pay him a retention bonus in the amount of $200,000 on January 12, 2018. In addition, Mr. Rathbun will receive a second retention bonus of $100,000, if he remains employed by Chemical Bank on October 1, 2018, or if Chemical Bank terminates his employment without Cause (as defined in the letter agreement) before October 1, 2018.

Mr. Rathbun’s offer letter also provides for certain payments upon termination, as described below under "Potential Payments upon Termination or Change in Control."

Mr. Rathbun’s 2017 awards under our annual incentive plan and long-term incentive plan are explained under “Elements of Compensation–Annual Incentive Plan” and “Elements of Compensation–Long-Term Equity Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement.

Employment Agreement and General Release Agreement with Mr. Ramaker

Employment Agreement

On August 31, 2016, we entered into an employment agreement with Mr. Ramaker to serve as our President and Chief Executive Officer. Under the employment agreement, Mr. Ramaker was entitled to an annual base salary of $740,000 and he was entitled to participate in any stock option or other equity compensation programs that we offer at a level commensurate with his position. He was also entitled to participate in health and dental, life insurance, short and long term disability insurance, retirement and other employee fringe benefit programs covering our salaried employees as a group, and in any programs applicable to our senior executives. We also agreed to reimburse Mr. Ramaker up to $7,200 per year for country club membership dues.

Mr. Ramaker announced his retirement in June 2017. As a result, we entered into a General Release Agreement with Mr. Ramaker, described below, that ended his employment relationship and terminated his employment agreement effective August 8, 2017.

General Release Agreement, as Amended

As discussed above, effective August 8, 2017, Mr. Ramaker retired as our Chief Executive Officer and President. In connection with his retirement, we entered into a General Release Agreement with Mr. Ramaker, which we refer to as the release agreement, that provides for certain payments and other benefits. Under the release agreement, we agreed to provide Mr. Ramaker with the following separation benefits:

•	salary continuation benefits equal to $2,755,322 (paid in installments as set forth in the release agreement over a period of 52 bi-weekly payments);

•	a lump sum payment of $20,088;

•	accelerated vesting of 32,195 nonqualified stock options with an exercise price of $32.81 per share and 24,299 nonqualified stock options with an exercise price of $53.72 per share;

•	accelerated vesting of 10,396 TRSUs which converted into shares of our common stock;

•	the restrictions on an aggregate of 36,824 PRSUs will continue to lapse as the applicable performance conditions are met and such units will convert into shares of our common stock;

•	payment of outplacement services for up to 12 months;

•	following payment of the last salary continuation payment described above, we will pay Mr. Ramaker a stipend equal to $1,377,661 payable in 26 equal bi-weekly installments; and

•	title to the automobile used by Mr. Ramaker.

In addition, Mr. Ramaker will begin receiving benefit payments from the Chemical Deferred Compensation plan. Pursuant to the First Amendment to his release agreement, on the first payroll period of the seventh month after his separation from service, he will receive (a) $783,772 as a lump sum payment for compensation deferred prior to August 31, 2016, (b) annual payments in the amount of $20,774 (paid out under a five-year payout election) representing compensation deferred between September 1, 2016 and December 31, 2016, and (c) annual payments in the amount of $34,205 (paid out under a ten-year payout election) representing compensation deferred between January 1, 2017 and August 8, 2017, his retirement date.

Mr. Ramaker will also begin receiving benefits from his Supplemental Pension Plan. Pursuant to the First Amendment to his release agreement, on the first payroll period of the seventh month after his August 8, 2017 separation from service, he will receive (a) $1,898,082 as a lump sum payment for benefits earned prior to August 31, 2016, (b) a $134,540 lump sum payment for interest earned from August 31, 2016 until the payment date (representing interest earned on amount described in (a) of 4.5% annualized, and (c) $392,443 (calculated using a 3.38% discount rate), to be paid in monthly installments (paid out under a 50% joint and survivor annuity with 10 years certain election), representing benefits earned after August 31, 2016 until his retirement date.

As noted above, pursuant to his release agreement, we accelerated the vesting of all of Mr. Ramaker’s unvested TRSUs and nonqualified stock options (and we modified the expiration date of all of his outstanding stock options to August 9, 2020), and we will continue to vest his remaining PRSUs if we meet the applicable performance goals, even though he will not meet the service requirements. For his awards granted in February 2017 and modified as of his August 2017 retirement, pursuant to SEC guidance, the incremental fair value of the modified award, computed as of the modification date in accordance with FASB ASC Topic 718, as well as the grant date fair value of the original award has been reported in the “Summary Compensation Table” and “Grants of Plan-Based Awards” table. However, he will receive no value related to each of the February 21, 2017 awards listed in the “Grants of Plan-Based Awards,” as these awards have been superseded and replaced with the August 9, 2017 awards. For awards that were granted in years prior to 2017, pursuant to SEC guidance, we have reported the incremental fair value of the modified award in the “Summary Compensation Table” and “Grants of Plan-Based Awards” table. The performance conditions related to Mr. Ramaker’s PRSUs under our long-term incentive plan are explained under “Elements of Compensation–Long-Term Equity Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement.

Under the release agreement, Mr. Ramaker has agreed, for a period of 36 months following his separation from service, not to:

•	engage in activities that compete with us in any county in which we have a branch office, ATM, loan processing center or other facility, subject to limited exceptions;

•	solicit any of our customers or prospective customers to whom he provided services, or for whom he transacted business, or whose identity became known to him in connection with his employment; and

•	solicit any of our employees to apply for or accept employment or a business opportunity with another person or entity.

If Mr. Ramaker materially breaches any provision of the release agreement, we may withhold or cancel any remaining payment or benefits due to him under the release agreement. Because Mr. Ramaker’s remaining payments are subject to his compliance with the above-referenced non-competition and non-solicitation provisions, we have only included amounts he has already been paid under his release agreement in the “Summary Compensation Table.” For additional information regarding all amounts owed to Mr. Ramaker under his release agreement (assuming his compliance with all terms of the release agreement), see “Potential Payments Upon Termination or Change in Control-Actual Retirement Payments Payable to Mr. Ramaker."

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning stock options outstanding, exercisable and unexercisable, PRSUs and TRSUs outstanding that have not vested for each named executive officer as of December 31, 2017:

		Option Awards					Stock Awards
Name	Award Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(1)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
David T. Provost	—	—	—	—	$—	—	17,269(8)	$923,373	—	$—
Dennis L. Klaeser	1/2/2013	76,185(6)			$16.24	1/2/2023	17,733(9)	$948,184	16,489(10)	$881,667
Gary Torgow	—	—	—	—	$—	—	17,269(11)	$923,373	—	$—
Thomas C. Shafer	2/21/2017	—	8,881(7)	—	$53.72	2/22/2027	14,657(12)	$783,710	13,091(13)	$699,976
	8/9/2017	—	5,723(7)	—	46.95	8/10/2027
Robert S. Rathbun	3/25/2010	1,096	—	—	$24.56	3/26/2020	6,027(14)	$322,263	10,589(15)	$566,194
	4/19/2011	1,284	—	—	19.97	4/20/2021
	2/21/2012	2,900	—	—	23.78	2/22/2022
	2/22/2013	4,905	—	—	25.14	2/23/2023
	2/18/2014	4,809	—	—	29.45	2/19/2024
	2/27/2015	5,684	—	—	30.18	2/28/2025
	2/16/2016	10,200	—	—	32.81	2/17/2026
	2/21/2017	6,896	—	—	53.72	2/22/2027
David B. Ramaker	3/25/2010	6,829	—	—	$24.56	8/9/2020	20,288(16)	$1,084,799	34,949(17)	$1,868,723
	4/19/2011	9,681	—	—	19.97	8/9/2020
	2/21/2012	21,093	—	—	23.78	8/9/2020
	2/22/2013	22,199	—	—	25.14	8/9/2020
	2/18/2014	17,722	—	—	29.45	8/9/2020
	2/27/2015	21,857	—	—	30.18	8/9/2020
	8/9/2017(5)	22,195	—	—	32.81	8/9/2020
	8/9/2017(5)	24,299	—	—	53.72	8/9/2020

(1)	Represents the closing market price of our common stock on the date of the grant, or with respect to Mr. Ramaker's modified awards, the original grant date.

(2)	With respect to Mr. Ramaker, all option awards were modified to expire on August 9, 2020 in accordance with his release agreement related to his retirement.

(3)	Computed by multiplying the number of shares reported in the preceding column by the closing price of our common stock as reported on The NASDAQ Stock Market® at December 31, 2017 of $53.47 per share.

(4)
Represents PRSUs that are subject to the achievement of pre-established performance targets and the officer’s continued service through the vesting date, which is on the date of the issuance of the audit opinion with respect to our consolidated financial statements that include the year ending on the last day of the performance period. Any PRSUs that vest will be converted to shares of our common stock on a one-for-one basis. PRSUs that do not vest will be forfeited. The number of unearned PRSUs reported assumes the units are earned and vested at 1.5x the number of units granted (representing satisfaction of corporate performance goals at the maximum performance level).

(5)	This award represents the modification of a previously granted award as modified under his release agreement related to his retirement.

(6)	Represents stock options that were granted by Talmer that we assumed in the merger.

(7)	Represents stock options that vest ratably on the anniversary date of the grant date over a period of five years.

(8)
Represents 17,269 shares of unvested shares of restricted stock granted to Mr. Provost by Talmer that were assumed by us in the merger of which 8,635 will vest on February 22, 2018 and 8,634 will vest on February 22, 2019, based on his continued employment.

(9)	Represents the following unvested awards granted to Mr. Klaeser:

•
10,497 shares of restricted stock granted by Talmer that were assumed by us in the merger of which 5,249 will vest on February 22, 2018 and 5,248 will vest on February 22, 2019, based on his continued employment.

•	3,889 TRSUs, which includes 82 dividend equivalent units earned since the grant date, that vest 40% on August 31, 2019 and 60% on August 31, 2021, based on his continued employment.

•	3,347 TRSUs, which includes 71 dividend equivalent units earned since the grant date, that cliff vest on the fifth anniversary of the February 21, 2017 grant date, based on his continued employment.

(10)	Represents the following shares of unvested PRSUs granted to Mr. Klaeser:

•	8,567 shares with a performance period ending December 31, 2018 that vest as described in footnote 4, above.

•	7,922 shares with a performance period ending December 31, 2019 that vest as described in footnote 4, above.

(11)
Represents 17,269 shares of restricted stock granted to Mr. Torgow by Talmer that were assumed by us in the merger of which 8,635 will vest on February 22, 2018 and 8,634 will vest on February 22, 2019, based on his continued employment.

(12)	Represents the following unvested awards granted to Mr. Shafer:

•
10,497 shares of restricted stock granted by Talmer that were assumed by us in the merger of which 5,249 will vest on February 22, 2018 and 5,248 will vest on February 22, 2019, based on his continued employment.

•	3,287 TRSUs, which includes 69 dividend equivalent units earned since the grant date, that cliff vest on August 31, 2021, based on his continued employment.

•	566 TRSUs, which includes 12 dividend equivalent units earned since the grant date, that cliff vest on February 21, 2022, based on his continued employment.

•	307 TRSUs, which includes 3 dividend equivalent units earned since the grant date, that cliff vest on August 9, 2022, based on his continued employment.

(13)	Represents the following shares of unvested PRSUs granted to Mr. Shafer:

•	4,827 shares with a performance period ending December 31, 2018 that vest as described in footnote 4, above.

•	8,264 shares with a performance period ending December 31, 2019 that vest as described in footnote 4, above.

(14)	Represents the following unvested awards granted to Mr. Rathbun:

•	665 TRSUs that cliff vest on February 22, 2018, based on his continued employment.

•	702 TRSUs that cliff vest on February 18, 2019, based on his continued employment.

•	684 TRSUs that cliff vest on February 27, 2020, based on his continued employment.

•	667 TRSUs that cliff vest on February 16, 2021, based on his continued employment.

•	1,287 TRUSs that cliff vest on August 31, 2019, based on his continued employment.

•	439 TSRUs that cliff vest on February 21, 2022, based on his continued employment.

•
1,583 shares with a performance period ending December 31, 2017 for which the performance conditions have been met but will not vest until the service condition is met as described in footnote 4, above.

(15)	Represents the following shares of unvested PRSUs granted to Mr. Rathbun:

•	6,429 shares with a performance period ending December 31, 2018 that vest as described in footnote 4, above.

•	4,160 shares with a performance period ending December 31, 2019 that vest as described in footnote 4, above.

(16)
Represents 20,288 shares of unvested PRSUs for which the performance conditions have been met but will not vest until the date of the issuance of the audit opinion with respect to our consolidated financial statements for the year ended December 31, 2017.

(17)	Represents the following shares of unvested PRSUs granted to Mr. Ramaker:

•
20,294 shares with a performance period ending December 31, 2018 that vest at the end of the performance period on the date of the issuance of the audit opinion with respect to our consolidated financial statements for the year ended December 31, 2018.

•
14,655 shares with a performance period ending December 31, 2019 that vest at the end of the performance period on the date of the issuance of the audit opinion with respect to our consolidated financial statements for the year ended December 31, 2019.

2017 Option Exercises and Stock Vested

The following table provides information concerning stock options exercised and stock awards vested in 2017 for the named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1)	Value Realized on Exercise(2)	Number of Shares Acquired on Vesting(3)	Value Realized on Vesting(4)

David T. Provost(5)	549,406	$19,898,664	68,888	$3,206,462
Dennis L. Klaeser	—	—	31,151	1,460,026
Gary Torgow(5)	432,660	15,311,714	68,888	3,206,462
Thomas C. Shafer(5)	76,185	2,655,809	25,564	1,206,325
Robert S. Rathbun	—	—	1,416	77,610
David B. Ramaker	60,299	1,464,530	27,799	1,426,754

(1)
The number of shares shown is the gross number of shares covered by stock options exercised. The Corporation’s share-based compensation plans permit the withholding of shares in payment of the stock option exercise price and for tax withholding purposes, resulting in a smaller number of shares acquired.

(2)
The value of exercised stock options is calculated by multiplying the number of stock options exercised by the difference between the closing price of the Corporation’s common stock on the date of the exercise and the stock option exercise price.

(3)
The number of shares shown is the gross number of shares covered by awards that vested in 2017. Shares for the required tax withholding were deducted from the gross number of shares vested, resulting in a smaller number of shares acquired upon vesting.

(4)	The dollar values reported in this column were calculated using the closing price of our common stock as reported on The NASDAQ Stock Market® on the vesting date of the stock awards.

(5)	Represents stock options that were granted by Talmer that we assumed in the merger.

Pension Benefits in 2017

The following table provides information concerning pension benefits for the named executive officers who are entitled to such benefits as of December 31, 2017. Effective June 30, 2006 the Employees' Pension Plan no longer accepted new participants. Accordingly, Mr. Provost, Mr. Torgow and Mr. Klaeser, who joined the Corporation in 2016, are not participants.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
David B. Ramaker	Employees’ Pension Plan	27.8	$1,780,000	$36,000
	Supplemental Plan	27.8	392,443	—
Robert S. Rathbun	Employees’ Pension Plan	30.0	1,306,000	—

We have a noncontributory Pension Plan that is considered a tax-qualified retirement plan. Under the Pension Plan, we have the authority to change or terminate the Pension Plan at any time. In July 2017, recognizing that the use of Pension Plans has declined in the past several decades and to improve our operating efficiency and cost savings, the Compensation Committee determined to freeze the Pension Plan such that no additional benefits would be accrued for current participants.  This action did not impact previously accrued benefits or payments being made to separated employees.

Pension Plan benefits are based on the annual base salary of eligible employees as of January 1 of each year. The amount shown in the “Salary” column in the Summary Compensation Table represents the most recent calendar year compensation used in calculating average pay under the Pension Plan (subject to any applicable cap under ERISA for employees who are not included in the Supplemental Plan described below). Upon retirement at age 65, a retiree will receive an annual benefit of 1.52% of his or her average annual base salary for the five highest consecutive years during the ten years preceding his or her date of retirement (subject to any applicable cap under ERISA for employees who are not included in the Supplemental Plan), multiplied by the retiree’s number of years of credited service (subject to a maximum of 30 years). Benefits at retirement ages under 65 are also determined based upon length of service and pay, as adjusted in accordance with the Pension Plan. The Pension Plan provides for vesting of benefits after attaining five years of service, disability and death benefits, and optional joint and survivor benefits for the employee and his or her spouse. Additionally, unreduced Pension Plan benefits are available for retirement at age 60 and above, when the retiree’s age plus vested years of service equals at least 85. Pension Plan benefits for non-grandfathered employees will be based on years of credited service as of June 30, 2006 and generally average annual base salary as of January 1 for the five years preceding June 30, 2006.

The present value of accumulated benefits under the Pension Plan shown in the above table is based on the assumption that an employee retires at the earliest unreduced retirement age defined under the Pension Plan; which is the earlier of normal retirement age, or age 60 or older with 85 points (age plus vested years of service). The assumed retirement age is age 60 for all named executive officers. The present value of accumulated benefits is also based on the assumption that the employee will elect a benefit for his or her life with 120 monthly payments guaranteed. If the employee were to elect a benefit payable to a surviving spouse of 50% or more of the employee’s retirement benefit or for the employee’s life only, or retire beyond age 65, the retirement benefit for the employee would be adjusted. The benefits listed in the Pension Benefits table are not subject to a deduction for social security or any other offset amount.

The Chemical Financial Corporation Supplemental Pension Plan ("Supplemental Plan") was designed to provide benefits to which executive officers would have been entitled, calculated under the provisions of the Pension Plan, as if the limits imposed by the Internal Revenue Code did not apply. Mr. Ramaker, our former Chief Executive Officer, is the only participant in the Supplemental Plan. As result of our merger with Talmer, a change in control of the Corporation occurred under the Supplemental Plan, which caused the benefit owing Mr. Ramaker under the plan to become payable in a lump-sum payment. As of December 31, 2017, the amount payable as a result of the change in control was $2,015,227. Pursuant to the First Amendment to his release agreement, the Compensation Committee and the board of directors determined to delay payment of this amount to Mr. Ramaker as provided in Internal Revenue Code Section 162(m), with such payments to be made on the first payroll period of the seventh month after his August 8, 2017 separation from service. Accordingly, this payment is no longer reflected in the “Present Value of Accumulated Benefit” column in the table above, because it is no longer owing to Mr. Ramaker under the Supplemental Plan, and instead, is considered deferred compensation and is reflected in the table below under the heading “2017 Nonqualified Deferred Compensation.”

The amount for Mr. Ramaker reflected in the table above includes the present value of accumulated benefit under the Supplemental Plan since August 31, 2016 (the date of completion of the Talmer merger). The present value of accumulated Pension Plan and Supplemental Plan benefits at December 31, 2017 was computed using discount rates of 3.68% and 3.38%, respectively, and the RP-2014 mortality tables projected using the mortality improvement scale MP-2017 as required by the Pension Protection Act of 2006 (PPA). Lump-sum retirement benefits are not available in the Pension Plan, unless an employee is involuntarily terminated, the option was available in a predecessor plan, or the aggregate benefit payable is less than or equal to $5,000. In the event the named executive officers are involuntarily terminated, lump-sum retirement benefits would be $1,435,611 for Mr. Ramaker and $899,132 for Mr. Rathbun.

Deferred Compensation

In September 2006, the board of directors approved the Chemical Financial Corporation Deferred Compensation Plan (the "DC Plan"), a voluntary nonqualified supplemental retirement program for a select group of management personnel. The DC Plan is unfunded for tax purposes and for purposes of ERISA. The named executive officers in this proxy statement are eligible to participate in the DC Plan. The DC Plan was amended on January 1, 2017 to allow an employer discretionary contribution to make up for lost employer contributions in the 401k Plan. Participants may elect to defer up to 85% of their salary, excluding bonus, to the DC Plan. The election to defer compensation under the DC Plan is irrevocable for each plan year as of the beginning of the plan year. Participant contributions are made into a grantor trust for the purpose of providing for payment of the deferred compensation under this plan. The investment of employee contributions are self-directed by participants within an established array of money market, equity and fixed income mutual funds. The aggregate earnings on these investments, by each named executive officer who is a participant in the DC Plan, are included in the table below, and are attributable to the specific investments selected by each participant. Participants may change the designation of their investments at such times as mutually agreed by the parties. As of December 31, 2017, participants could change their investment designation on a daily basis. Participants elect, in advance of the deferral of their compensation, when the funds will be distributable. The aggregate balances of the participants are distributable, as designated by each participant, during January of the calendar year following the calendar year in which any of the following occur: the participant’s termination of employment; a change in control; the participant’s death or disability; an unforeseeable emergency; or at a specified time, as determined by the participant. The DC Plan provides for distributions to be made in a lump-sum amount, five-year installments or ten-year installments, as elected by the participant.

For Mr. Ramaker, his Deferred Compensation benefit payments will begin on the first payroll period of the seventh month after his retirement to comply with Internal Revenue Code Section 409a regulations.

2017 Nonqualified Deferred Compensation

The following table provides information concerning nonqualified deferred compensation for the named executive officers as of and for the year ended December 31, 2017:

Name	Executive Contributions in Last FY(1)	Company Contributions in Last FY	Aggregate Earnings in Last FY(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(3)
David T. Provost	$—	$—	$79,731	$—	$462,747
Dennis L. Klaeser	—	—	551,461	—	3,909,913
Gary Torgow	—	—	5,122	—	1,251,725
Thomas C. Shafer	65,000	—	39,601	—	399,409
Robert S. Rathbun	43,200	—	4,046	—	47,246
David B. Ramaker	307,692	—	171,805	—	1,166,639
Supplemental Plan(4)	—	—	105,908	—	2,032,622

(1)	Amounts included in this column are included in the "Salary" column in the Summary Compensation Table.

(2)
Amounts included in this column are not included in the Summary Compensation Table with the exception of $25,379 of the aggregate earnings of Mr. Ramaker under the Supplemental Plan considered to be preferential earnings and reported in the Summary Compensation Table as "Change in Pension Value and Nonqualified Deferred Compensation Earnings."

(3)
The aggregate balance at last fiscal year-end shown in this column includes contributions in prior years which were reported as “Salary” and "All Other Compensation" on the Summary Compensation Table for the applicable year. For Mr. Provost, Mr. Klaeser, Mr. Torgow and Mr. Shafer, the aggregate balance at fiscal year-end includes deferred compensation directed into the Talmer Executive Deferred Compensation Plan prior to the Talmer merger. The Talmer Executive Deferred Compensation Plan was assumed by the Corporation as part of the merger. Contributions for Mr. Ramaker of $608,978 have previously been reported as “Salary” and $1,898,082 have previously been reported as "All Other Compensation." For Mr. Ramaker, the amount reflected in this column includes his balance under the Deferred Compensation Plan and the benefit formerly owing Mr. Ramaker under the Supplemental Plan, which became payable in a lump-sum payment upon completion of the Talmer merger. Pursuant to the First Amendment to his release agreement, the Compensation Committee and the board of directors determined to delay payment of the amount owing under the Supplemental Plan to Mr. Ramaker to comply with Internal Revenue Code Section 409A, with such payments to be made on the first payroll period of the seventh month after his August 8, 2017 separation from service.

(4)
Represents the benefit formerly owing to Mr. Ramaker under the Supplemental Plan, which became payable in a lump-sum payment upon completion of the Talmer merger, the payment of which was delayed as described in footnote 3 above. This benefit accrues interest at an annual rate of 4.5% compounded monthly and is payable in one lump sum in March 2018.

Potential Payments upon Termination or Change in Control

Each of our employment agreements with Mr. Provost, Mr. Torgow, Mr. Klaeser and Mr. Shafer provide for certain severance payments upon termination of employment or a qualifying termination following a change in control of the Corporation, subject to the executive’s execution of a general release and waiver of claims against us or our affiliates. In general, except as otherwise footnoted in the table below, each of these employment agreements also govern the treatment of each executive officer's unvested equity incentive awards upon certain termination events.
Each executive’s employment agreement provides that his employment may be terminated:

•	by either executive or us at any time or for any reason or for no reason upon not less than 30 days prior written notice;

•	by us for cause (as defined in the employment agreement) without prior notice;

•	by the executive for good reason (as defined in the employment agreement) with prior written notice; and

•	upon executive’s death or if executive is disabled (as defined in the employment agreement).

In addition, our offer letter with Mr. Rathbun provides for certain severance payments upon termination of his employment, and contemplates that we will provide certain severance payments following a qualifying termination after a change in control, pursuant to the terms of a separate change in control agreement. We entered into this change in control agreement with Mr. Rathbun on February 27, 2018.

Employment Agreements with Mr. Provost and Mr. Torgow

The following is a description of the severance benefits under our employment agreements with Mr. Provost and Mr. Torgow.

Termination Without Cause by the Corporation or for Good Reason by the Executive

Under the employment agreements, if Mr. Provost’s or Mr. Torgow’s employment is terminated without cause by us or for good reason by the executive, each are entitled to receive severance in the amount of two times the executive’s then base salary plus two times the average of executive’s bonus under our annual cash incentive plan for each of the three most recently completed fiscal years (including complete calendar years with Talmer Bank and Trust), with each bonus calculated as the higher of the actual bonus, or $1.5 million (the "Severance Payment").

Termination Following a Change in Control
Under the employment agreements, if Mr. Provost’s or Mr. Torgow’s employment is terminated without cause by us within two years following the date of a change in control (as defined in the employment agreement), the Severance Payment will be paid but contributed directly to the Community Foundation of Southeastern Michigan, a tax-exempt public charity, in a lump sum cash payment. At the same time, and in the spirit of voluntary generosity to the community and not as compensation to either executive, we have agreed to make a matching contribution to the Community Foundation of Southeastern Michigan, a tax-exempt public charity.
Employment Agreements with Mr. Klaeser and Mr. Shafer
The following is a description of the severance benefits under our employment agreements with Mr. Klaeser and Mr. Provost.
Termination Without Cause by the Corporation or for Good Reason by the Executive
Under the employment agreements, if Mr. Klaeser’s or Mr. Shafer’s employment is terminated without cause by us or for good reason by the executive, each are entitled to receive severance in the amount of two times the executive’s then base salary plus the average of the executive’s cash bonuses under our annual cash incentive plan for each of the three most recently completed calendar years (or such lesser number of completed calendar years that executive has been employed by us), payable in equal installments over 104 weeks. We will also pay each executive a lump sum equal to 24 times our monthly contribution towards executive’s then current employee and dependent health, prescription drug and dental coverage elections. With respect to Mr. Klaeser, at the effective time of his termination, all unvested stock options, restricted stock, restricted stock units and any other stock-based awards previously issued to the executive shall immediately vest. With respect to Mr. Shafer, all unvested stock options and outstanding TRSUs will immediately vest, and all PRSUs will remain outstanding subject to their original performance goals, and the restrictions under each such grant shall not lapse until the Compensation Committee has determined that the applicable performance goals have been attained, at which time the restrictions will lapse on the number of units corresponding to the level of the attained performance, as if Mr. Shafer had remained employed by us through the last day of the applicable performance period, and any other equity-based awards shall vest in accordance with the terms of the applicable equity-based plan or grant agreement. We will also provide each executive outplacement services for a period not to exceed 12 months.
Termination Six Months Before or Following a Change in Control
Under the employment agreements, if Mr. Klaeser’s or Mr. Shafer’s employment is terminated without cause by us or by the executive for good reason, within two years following a change in control or within six months before the date of a change in control, we will pay each executive a lump sum cash payment in the amount of two times the executive’s then base salary plus the average of the executive’s cash bonuses under our annual cash incentive plan for each of the most recent three complete calendar years (or such lesser number of completed calendar years that executive has been employed by us). With respect to Mr. Klaeser, at the effective time of his termination, all unvested stock options, restricted stock, restricted stock units and any other stock-based awards previously issued to the executive shall immediately vest. With respect to Mr. Shafer, all unvested stock options and outstanding TRSUs will immediately vest, and all PRSUs will remain outstanding subject to their original performance goals, and the restrictions under each such grant shall not lapse until the Compensation Committee has determined that the applicable performance goals have been attained, at which time the restrictions will lapse on the number of units corresponding to the level of the attained performance, as if Mr. Shafer had remained employed by us through the last day of the applicable performance period, and any other equity-based awards shall vest in accordance with the terms of the applicable equity-based plan or grant agreement. We will also provide each executive outplacement services for a period not to exceed 12 months.
Retirement with Notice
With respect to Mr. Klaeser, under his employment agreement, if he provides us with written notice at least 12 months prior to his anticipated retirement date and his retirement date is after December 31, 2019, then all of his unvested awards will vest on the effective date of his retirement.

Death

With respect to Mr. Shafer, under his employment agreement, in the event of his death, all unvested stock options and outstanding TRSUs will immediately vest, and all PRSUs will remain outstanding subject to their original performance goals, and the restrictions under each such grant shall not lapse until the Compensation Committee has determined that the applicable performance goals have been attained, at which time the restrictions will lapse on the number of units corresponding to the level of the attained performance, as if Mr. Shafer had remained employed by us through the last day of the applicable performance period, and any other equity-based awards shall vest in accordance with the terms of the applicable equity-based plan or grant agreement, and all such equity awards may be exercised by or paid to his estate.

Offer Letter and Change in Control Agreement with Mr. Rathbun

The following is a description of the severance benefits under our offer letter and change in control agreement with Mr. Rathbun. In general, except as otherwise footnotes in the table below, Mr. Rathbun's offer letter and change in control agreement also govern the treatment of his unvested equity incentive awards upon certain termination events.

Termination Without Cause by the Corporation

Under the offer letter, if Mr. Rathbun’s employment is terminated without cause by us, he is entitled to receive six months of severance payments. In addition, if we terminate his employment before October 1, 2018 for any reason other than cause (as defined in the offer letter), we will pay him $100,000, which is the value of the retention bonus we would have paid to him on October 1, 2018 had he remained employed on that date. In addition, all of his unvested equity awards will vest on the effective date of his termination; provided that, his unvested PRSUs will remain subject to our attainment of the applicable performance goals.

Retirement with Notice
Under his offer letter, if Mr. Rathbun provides us with written notice at least 12 months prior to his anticipated retirement date, then all of his unvested equity awards will vest on the effective date his retirement; provided that, his unvested PRSUs will remain subject to our attainment of the applicable performance goals.

The following is a description of the severance benefits under our change in control agreement with Mr. Rathbun.

Termination Following a Change in Control

Our offer letter with Mr. Rathbun provided that we would make certain severance payments to him following a qualifying termination after a change in control, pursuant to the terms of a separate change in control agreement. We entered into this change in control agreement with Mr. Rathbun on February 27, 2018.

Under the change in control agreement, if within six months before a change in control (as defined in the agreement) or within two years after a change in control, Mr. Rathbun is terminated by us other than for “cause” (as defined in the agreement), disability or death, or if he terminates his employment for “good reason” (as defined in the agreement), he will be entitled to a lump sum payment in the amount of one times the sum of his base salary plus the average of his bonuses under our annual executive incentive plan for each of the three most recently completed calendar years. We will also pay Mr. Rathbun a lump sum payment equal to 12 times his monthly contribution towards his then current employee and dependent health, prescription drug and dental coverage elections. In addition, all equity-based awards previously granted to Mr. Rathbun that remain outstanding on his termination date will be treated as follows:

•	all unvested stock options will immediately vest, and together with other vested stock options, will remain exercisable for a period of three years from termination;

•	all outstanding time-based restricted stock units will automatically vest; and

•
all performance-based restricted stock units will remain outstanding, subject to their original performance goals, and the restrictions will not lapse until such goals have been attained, at which time the restrictions will lapse at the relevant performance level attained, as if Mr. Rathbun had remained employed through the last day of the performance period.

We have also agreed to provide Mr. Rathbun executive-level outplacement services for up to 12 months after his termination.

The severance payments are conditioned on Mr. Rathbun executing a mutually agreeable release of claims, in substantially the form attached to the agreement. His agreement also requires him to keep corporate information confidential. In addition, he is subject to provisions related to non-competition and non-solicitation of customers and employees for a period of 12-months following termination of his employment.

In addition, Mr. Rathbun may receive payments in connection with a termination of employment or change in control under the Pension Plan and the DC Plan, all as described above, with descriptions are here incorporated by reference.

General Release Agreement with Mr. Ramaker

As discussed above, effective August 8, 2017, Mr. Ramaker retired as our Chief Executive Officer and President. In connection with his retirement, we entered into a General Release Agreement with Mr. Ramaker, as amended, which we refer to as the release agreement, that provides for certain payments and other benefits. The terms of his separation benefits are described above under “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table–Employment Agreement and General Release Agreement with Mr. Ramaker-–General Release Agreement, as Amended,” which description is here incorporated by reference.

Potential Post-Employment Payments Due to Mr. Provost, Mr. Klaeser, Mr. Torgow, Mr. Shafer and Mr. Rathbun

The following table shows potential post-employment payments due to Mr. Provost, Mr. Klaeser, Mr. Torgow, Mr. Shafer and Mr. Rathbun upon termination from the Corporation for various reasons, including a change in control of the Corporation, assuming that those events occurred on December 31, 2017.

		Acceleration of Vesting
Termination Scenario	Non-Equity Based Compensation(1)	Stock Options(2)	Time-Vested Stock Awards(3)	Performance-Based Stock Awards(4)	Total
David T. Provost
Retirement with Notice	$—	$—	$—	$—	$—
Retirement without Notice	—	—	—	—	—
Death or Disability	—	—	—	—	—
For Cause	—	—	—	—	—
Without Cause	3,000,002	—	923,352	—	3,923,354
Resignation	—	—	—	—	—
Good Reason	3,000,002	—	—	—	3,000,002
Qualifying Termination Upon a Change in Control	3,000,002	—	923,352	—	3,923,354
Dennis L. Klaeser
Retirement with Notice	$—	$—	$—	$—	—
Retirement without Notice	—	—	—	—	—
Death or Disability	—	—	29,195	78,440	107,635
For Cause	—	—	—	—	—
Without Cause	2,232,944	—	939,981	587,742	3,760,667
Resignation	—	—	—	—	—
Good Reason	2,232,944	—	939,981	587,742	3,760,667
Qualifying Termination Upon a Change in Control	2,232,944	—	939,981	587,742	3,760,667
Thomas C. Shafer
Retirement with Notice	$—	$—	$—	$—	$—
Retirement without Notice	—	—	—	—	—
Death	—	37,314	779,197	466,633	1,283,144
Disability	—	—	5,989	66,838	72,827
For Cause	—	—	—	—	—
Without Cause	2,329,371	37,314	779,197	466,633	3,612,515
Resignation	—	—	—	—	—
Good Reason	2,329,371	37,314	779,197	466,633	3,612,515
Qualifying Termination Upon a Change in Control	2,329,371	37,314	779,197	466,633	3,612,515
Gary Torgow
Retirement with Notice	$—	$—	$—	$—	$—
Retirement without Notice	—	—	—	—	—
Death or Disability	—	—	—	—	—
For Cause	—	—	—	—	—
Without Cause	3,000,002	—	923,352	—	3,923,354
Resignation	—	—	—	—	—
Good Reason	3,000,002	—	—	—	3,000,002
Qualifying Termination Upon a Change in Control	3,000,002	—	923,352	—	3,923,354
Robert S. Rathbun
Retirement with Notice	$—	$—	$222,114	$462,061	$684,175
Retirement without Notice	—	—	—	—	—
Death or Disability	—	—	203,066	326,755	529,821
For Cause	—	—	—	—	—
Without Cause	243,859	—	222,114	462,061	928,034
Resignation	—	—	—	—	—
Good Reason	—	—	—	—	—
Qualifying Termination Upon a Change in Control	432,724	—	222,114	462,061	1,116,899

(1)	Pursuant to executive employment agreements, amounts reported for each named executive officer are as follows:

•
Mr. Provost and Mr. Torgow: two times the sum of (a) base salary, and (b) $1.5 million. With respect to a qualifying termination following a change in control, the amount shown will be paid but contributed directly to the Community Foundation of Southeastern Michigan, a tax-exempt public charity. At the same time, in the spirit of generosity to the community and not as compensation to either executive, we have agreed to make a matching donation to the Community Foundation of Southeastern Michigan, a tax-exempt public charity.

•
Mr. Klaeser and Mr. Shafer: (i) two times the sum of (a) base salary, and (b) the average of the executive's cash bonus paid in each of the last three years, (ii) an amount equal to 24 times the executive's monthly contribution toward health, prescription drug and dental coverage, and (iii) an estimate of $15,996 related to the cost to provide outplacement services for a period of up to 12 months after termination of employment.

•
Mr. Rathbun: In the case of termination without cause, the sum of (a) 6 months of base salary and (b) $100,000. In the case of termination in connection with a qualifying termination following a change in control (i) one times the sum of (a) base salary, and (b) the average of his cash bonus paid in each of the last three years, (ii) an amount equal to 12 times the executive's monthly contribution toward health, prescription drug and dental coverage, and (iii) an estimate of $15,996 related to the cost to provide outplacement services for a period up to 12 months after termination of employment. For purposes of this disclosure, we have provided the change in control benefits payable to Mr. Rathbun under his February 27, 2018 change in control agreement, even though the agreement was not in effect at year end 2017.

(2)
Amount represents the aggregate realizable value of unvested in-the-money stock options that would vest in connection with a termination event on December 31, 2017. The valuation of these awards is based on the exercise price of the stock options and the closing price of our common stock as reported on The NASDAQ Stock Market® at December 31, 2017 of $53.47 per share.

(3)
Amount represents the market value, excluding dividend equivalents, of unvested TRSUs and restricted stock awards that would vest in connection with a termination event on December 31, 2017. The valuation of these awards is based on the closing price of our common stock as reported on The NASDAQ Stock Market® at December 31, 2017 of $53.47 per share.

(4)
Amount represents the market value of unvested PRSUs that would vest, or continue to vest in accordance with their original terms, in connection with a termination event on December 31, 2017. The valuation of these awards is based on the closing price of our common stock as reported on The NASDAQ Stock Market® at December 31, 2017 of $53.47 per share. PRSUs earned in 2017 but still subject to service restrictions on December 31, 2017 have been earned at the maximum payout level and are reported at maximum. Subsequent awards are reported at target.

Actual Retirement Payments Payable to Mr. Ramaker

The following table summarizes the actual post-retirement payments made or payable to Mr. Ramaker following his retirement with the Corporation and Chemical Bank on August 8, 2017 under his release agreement, as amended.

Description					Amount
Salary Continuation(1)					$2,755,322
Lump Sum Payment(2)					20,088
Additional Stipend(3)					1,377,661
Title to company car					22,575
Supplemental plan earned prior to August 31, 2016(4)					2,032,622
Supplemental plan earned after August 31, 2016(5)					392,443
Pension Payments made in 2017(6)					36,000
Present Value of Future Pension Payments(7)					1,780,000
	Grant Date	Modification Date	Strike Price	Shares or Units (#)
Stock Options(8)
Full vesting	2/16/2016	8/9/2017	$32.81	32,195	455,237
Full vesting(9)	2/21/2017	8/9/2017	$53.72	24,299	—
Time-vested Restricted Stock Units(10)
Full vesting	2/22/2013	8/9/2017		2,478	116,342
Full vesting	2/18/2014	8/9/2017		2,133	100,144
Full vesting	2/27/2015	8/9/2017		2,168	101,788
Full vesting	2/16/2016	8/9/2017		2,086	97,938
Full vesting	2/21/2017	8/9/2017		1,531	71,880
Performance-based Restricted Stock Units(11)
Remain Outstanding	2/27/2015	8/9/2017		20,288	952,522
Remain Outstanding	2/16/2016	—		6,389	299,964
Remain Outstanding	2/16/2016	8/9/2017		7,140	335,223
Remain Outstanding	2/21/2017	8/9/2017		9,770	458,702
Total Value of Separation Agreement					$11,406,451

(1)	Paid over 24 months, in bi-weekly payments, beginning August 2017.

(2)	Paid in one lump sum in August 2017.

(3)	Bi-Weekly payments begin in August 2019 and continue for 12 months.

(4)	Payable in one lump sum in March 2018, includes $134,520 in interest earned from August 31, 2016 through the payment date.

(5)	Payable in monthly installments, beginning March 2018, as a 50% joint and survivor annuity with 10 years certain election.

(6)	Paid in monthly installments in 2017.

(7)	Paid in monthly installments as of December 31, 2017.

(8)
Under Mr. Ramaker’s release agreement related to his retirement, we agreed to fully vest his stock options granted in 2016 and 2017. The valuation of these awards is based on the difference between the closing price of our common stock as reported on The NASDAQ Stock Market® at August 9, 2017 of $46.95 per share and the strike price per share.

(9)	As the exercise price exceeded the market value at August 9, 2017, these shares were deemed to have no value.

(10)
Under Mr. Ramaker’s release agreement related to his retirement, we agreed to fully-vest his TRSUs granted in 2013, 2014 and 2015 under the Stock Incentive Plan of 2012, and his TRSUs granted in 2016 and 2017 under the Stock Incentive Plan of 2015. The modified awards were granted as of August 9, 2017 and included corresponding dividend equivalent units earned since the original grant dates. This amount represents the fair value as of the August 9, 2017 modification date of the 2013, 2014, 2015, 2016 and 2017 TRSU awards, computed using our NASDAQ Stock Market® common stock price at August 9, 2017 of $46.95 per share.

(11)
2015 PRSUs will vest at 150% of target, while 2016 and 2017 PRSUs are estimated to vest at 100% of target. This amount represents the fair value as of the August 9, 2017 modification date of the 2015, 2016 and 2017 PRSU awards, computed using our NASDAQ Stock Market® common stock price at August 9, 2017 of $46.95 per share.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer and President, David Provost.
For 2017, our last completed fiscal year:

•	the median of the annual total compensation of all employees of our company (other than our Chief Executive Officer) was $39,972; and

•	the total annual compensation of our Chief Executive Officer was $1,932,464, as reported in the Summary Compensation Table included elsewhere in this Proxy Statement.

Based on this information, for 2017 the ratio of the annual total compensation of Mr. Provost, our Chief Executive Officer and President, to the median of the annual total compensation of all employees was approximately 48.3 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our Chief Executive Officer, we took the following steps:

1.
We determined that as of December 31, 2017, our employee population consisted of 3,132 individuals with all of these individuals located in the United States. This population included our full-time, part-time, seasonal and temporary employees. However, it did not include independent contractors who were employed by and had their compensation determined by unaffiliated third parties.

2.
To identify the “median employee” from our employee population, we compared the wages of our employees as reflected in our payroll records and reported in Box 5, Medicare Wages, to the Internal Revenue Service on Form W-2 for 2017. Because we offer a variety of compensation arrangements to our employees, including base salary, bonus, commissions and other incentive arrangements, we believe this was the most appropriate and comprehensive methodology for capturing the many different compensation arrangements we offer. We identified our median employee using this compensation measure, which was consistently applied to all of our employees included in the calculation.

3.
We annualized the compensation of employees that we hired in 2017, who were not employed for the full year, by dividing their 2017 W-2 Box 5, Medicare Wages, by (a) the number of regular hours they worked in 2017, plus (b) the number of overtime hours they worked in 2017 times 1.5, and then multiplied the result by their full-time or part-time standard annual hours. This methodology enabled us to annualize compensation for part-time employees without making a full-time equivalent adjustment for part-time employees.

4.	Since all of our employees are located in the United States, as is our Chief Executive Officer, we did not make any cost-of-living adjustments in identifying our “median employee.”

5.
Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $39,972.

6.	With respect to the annual total compensation of our Chief Executive Officer, we used the amount reported in the “Total” column of our Summary Compensation Table included in this Proxy Statement.

Director Compensation
Effective May 1, 2017, the board of directors implemented changes to director compensation in light of the completion of the Talmer merger, which significantly increased our size and subjected us to enhanced regulatory requirements and scrutiny, as a result of crossing $10 billion in total assets. Accordingly, we engaged Aon to perform a market analysis of director compensation compared to our 2017 peer group, which demonstrated that our total director compensation was below that of the peer group median. In order to retain and to continue to be able to recruit qualified directors, the board of directors made the following modifications to our director compensation program to be more competitive with the peer group.

All board of directors and board committee meeting attendance fees were eliminated beginning May 1, 2017. Instead, directors will be compensated on a retainer-only basis, as follows:

Annual Cash Retainer	$45,000
Annual Equity Retainer	$45,000
Lead Independent Director Retainer	$25,000
Annual Cash Retainers for Audit Committee Service	Chair – $20,000 Member – $10,000
Annual Cash Retainers for Compensation and Pension Committee Service	Chair – $15,000 Member – $7,500
Annual Cash Retainers for Service on All Other Board Committees	Chair – $10,000 Member – $5,000
For 2017, non-employee directors were required to elect the form of delivery of their cash retainers from three alternatives: Directors’ Deferred Stock Plan (DDSP) units, restricted stock vesting one year from the date of grant, or cash. Mr. Klein and Mr. Wheatlake elected to receive all cash retainers in the form of cash. Mr. Pelizzari elected to receive his committee service retainers in the form of cash and his annual retainer in the form of DDSP units. The other non-employee directors elected to receive their both their annual cash retainers and their committee service retainers in the form of DDSP units.
Prior to May 1, 2017, in lieu of Committee service retainers, our directors were also compensated at the rate of $1,250 for each board of directors meeting attended, $750 for each committee meeting attended, and $1,000 for certain special meetings and training sessions held on an as needed basis.
Our directors who are employees are not entitled to any additional compensation related to their service as a director. For 2017, this included Mr. Provost, Mr. Shafer, Mr. Torgow and Mr. Ramaker prior to his retirement.
On April 21, 2008, the shareholders approved the Chemical Financial Corporation Directors’ Deferred Stock Plan (DDSP), authorizing the issuance of up to 400,000 shares of our common stock. The DDSP provides benefits to non-employee directors of the Corporation and Chemical Bank in the form of an equity retainer that is required to be deferred annually and invested in stock units representing shares of our common stock. The equity retainer is 50% of the annual retainer of each non-employee director, or such greater percentage as determined by the board of directors. The annual retainer is a lump-sum amount paid to each non-employee director for the director’s service throughout the year. The difference between the annual retainer and the equity retainer is the cash retainer. The DDSP allows each non-employee director to voluntarily defer the cash retainer and/or all director and/or community advisory director fees and invest in stock units representing shares of our common stock. The amount of the annual retainer, director and community advisory director fees contributed to the DDSP are vested immediately. The deferral election must be made before the beginning of a plan year. The DDSP is an unfunded supplemental nonqualified deferred compensation plan that complies with Internal Revenue Code Section 409A.
The equity retainer and any cash retainer voluntarily contributed to the DDSP are converted to stock units on the date paid. Any director and community advisory director fees that are voluntarily contributed to the DDSP are converted to stock units on the date we pay our next quarterly cash dividend. The number of stock units credited to each participating director’s account is determined by dividing the dollar amount of the equity retainer and any deferred cash retainer by the market value of a single share of our common stock on the date the annual retainer is paid, and by dividing the dollar amount of any deferred director and community advisory director fees by the market value of a single share of our common stock on the next quarterly cash dividend payment date. Each participating director’s account is also credited with dividend equivalents on each date we pay cash dividends. Dividend equivalents are a number of stock units equal to the number of shares of common stock that have a market value equal to the amount of any cash dividends that would have been paid to a shareholder owning the number of shares of common stock represented by stock units in a participating director’s account on each cash dividend payment date.
Distributions will be made in our common stock equal to the number of stock units in the participating director’s account. Any fractional shares will be paid in cash. Distributions will not be made until a director retires or terminates service as a director or upon the death of the director or a change in control of the Corporation. For common stock issued upon a director’s retirement from or termination of service, the director has a choice to receive the shares in a lump-sum or in five annual installments. A director must make an irrevocable election between the lump-sum and five annual installments at the time the director begins participating in the DDSP. The election is irrevocable and applies to all future deferral elections. Upon a change in control of the

Corporation or death of the director, shares will be issued in a lump-sum. We may also permit a distribution to a participating director due to an unforeseeable emergency.
Mr. Fitterling, Mr. Lievense, Ms. Mahone, Mr. Pelizzari, Mr. Stauffer, Mr. Tate and Mr. Weiss made voluntary contributions to the DDSP during 2017.

2017 Director Compensation
The following table sets forth the compensation paid to our non-employee directors for services rendered during 2017:

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(3)	Total

Gary E. Anderson(4)	$12,500	$—	$—	$—	$—	$—	$12,500
James R. Fitterling	95,833	45,000	—	—	—	2,404	143,237
Ronald A. Klein	109,750	45,000	—	—	—	902	155,652
Richard M. Lievense(5)	46,667	26,250	—	—	—	265	73,182
Barbara J. Mahone	86,500	45,000	—	—	—	2,184	133,684
John E. Pelizzari	139,467	45,000	—	—	—	1,623	186,090
Larry D. Stauffer	105,300	45,000	—	—	—	3,003	153,303
Jeffrey L. Tate(6)	71,500	45,000	—	—	—	2,000	118,500
Arthur A. Weiss	87,500	45,000	—	—	—	2,412	134,912
Franklin C. Wheatlake	150,833	45,000	—	—	—	763	196,596

(1)
Represents the aggregate dollar amount of all fees earned or paid in cash for services as a director of the Corporation and Chemical Bank, including the cash retainer, committee and/or committee chair fees, lead independent director fee, and meeting and community advisory director fees, including any fees voluntarily deferred under the DDSP. Voluntary deferrals of the cash retainer and other fees in 2017 were as follows: $95,833 by Mr. Fitterling, $46,667 by Mr. Lievense, $86,500 by Ms. Mahone, $49,750 by Mr. Pelizzari, $105,300 by Mr. Stauffer, $67,500 by Mr. Tate and $87,500 by Mr. Weiss.

(2)
Represents the grant date fair value computed in accordance with ASC 718. The amounts reported represent one-half of the annual retainers paid to each director in 2017 and deferred and invested in stock units representing shares of our common stock (i.e., the equity retainer). The aggregate number of stock awards earned by each director for services, voluntary contributions made by the director to the DDSP and dividend equivalents credited to each director’s DDSP participant account since becoming a director and/or subsequent to the lump-sum distribution, if applicable, is represented by the number in the column titled “Stock Units” set forth in the table under the heading “Ownership of Chemical Financial Common Stock by Directors and Executive Officers” and such information is here incorporated by reference.

(3)	Represents dividend equivalents paid in 2017 on stock units in the DDSP. As permitted by SEC regulation, perquisites that in the aggregate total less than $10,000 are not included.

(4)	Mr. Anderson retired from the board of directors effective at the 2017 annual meeting.

(5)	Prior to October 1, 2017, Mr. Lievense served as an employee director.

(6)	Appointed to the board of directors effective March 1, 2017.
Other Matters
Transactions with Related Persons
Directors, officers, principal shareholders and their associates and family members were customers of, and had transactions (including loans and loan commitments) with, Chemical Bank in the ordinary course of business during 2017. All such loans and commitments were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Corporation and did not involve more than a normal risk of collectability or present other unfavorable features. Similar transactions may be expected to take place in the ordinary course of business in the future. None of these loan relationships presently in effect were disclosed as nonaccrual, past due, restructured or potential problems as of the date of this proxy statement. The Audit Committee reviews and approves all transactions between the Company and related persons which are required to be reported under SEC Regulation S-K, Item 404.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires directors and certain officers of Chemical Financial and persons who beneficially own more than 10% of our outstanding common stock to file reports of beneficial ownership and changes in beneficial ownership of shares of our common stock with the Securities and Exchange Commission. Securities and Exchange Commission regulations require such persons to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports furnished to us or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that all applicable Section 16(a) reporting and filing requirements were satisfied on a timely basis by such persons from January 1, 2017 through December 31, 2017.
Shareholder Proposals
A shareholder seeking to present a proposal at our annual meeting of shareholders must submit a notice to the Corporate Secretary of Chemical Financial in accordance with our bylaws not less than 120 calendar days prior to the date corresponding to the date of our proxy statement or notice of meeting released to shareholders in connection with the last preceding annual meeting of shareholders, in the case of an annual meeting (unless we did not hold an annual meeting within the last year, or if the date of the upcoming annual meeting changed by more than 30 days from the date of the last preceding meeting, then the notice must be delivered or mailed and received not more than 10 days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting), and not more than ten days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting, in the case of a special meeting. A shareholder seeking to include a proposal in our proxy statement and form of proxy relating to a meeting of shareholders must submit the proposal to Chemical Financial in accordance with SEC Rule 14a-8. With respect to our 2019 annual meeting of shareholders, the deadline to submit a notice of a proposal and to include a proposal in our proxy statement and form of proxy relating to the meeting is November 16, 2018.
A shareholder seeking to nominate an individual for election as a director of Chemical Financial must submit a notice to the Corporate Secretary of Chemical Financial in accordance with our Bylaws not less than 120 days prior to the date of the meeting, in the case of an annual meeting, and not more than seven days following the date of notice of the meeting, in the case of a special meeting.

Solicitation of Proxies
Directors, officers and employees of Chemical Financial and its affiliates will initially solicit proxies by mail. They also may solicit proxies in person, by telephone or by other means, but they will not receive any additional compensation for these efforts. Nominees, trustees and other fiduciaries who hold stock on behalf of beneficial owners of Chemical Financial common stock may communicate with the beneficial owners by mail or otherwise and may forward proxy materials to and solicit proxies from the beneficial owners. Chemical Financial will pay all costs of solicitation of proxies. We will also solicit proxies by telephone and the Internet. See the enclosed proxy for instructions.

Important Notice Regarding Delivery of Shareholder Documents
The SEC has adopted rules that permit companies to satisfy the delivery requirements for proxy statements, annual reports or Notice of Internet Availability of Proxy Materials with respected to two or more shareholders sharing the same address by delivering a single proxy statement, annual report or Notice of Internet Availability of Proxy Materials addressed to those shareholder, unless we have received contrary instructions from one or more of the shareholders who share the same address. We will deliver on a one-time basis, promptly upon written or oral request from a shareholder at a shared address, a separate copy of our 2018 Proxy Statement, 2017 Annual Report to Shareholders and Notice of Internet Availability of Proxy Materials. Requests should be made to Chemical Financial Corporation, Attn: Dennis L. Klaeser, Chief Financial Officer, 235 E. Main Street, Midland, Michigan 48640, telephone (989) 839-5350. Shareholders sharing an address who are currently receiving multiple copies of the proxy statement, annual report to shareholders and Notice of Internet Availability of Proxy Materials may instruct us to deliver a single copy of such documents on an ongoing basis. Such instructions must be in writing, must be signed by each shareholder who is currently receiving a separate copy of the documents, must be addressed to Chemical Financial Corporation, Attn: Dennis L. Klaeser, Chief Financial Officer, 235 E. Main Street, Midland, Michigan 48640, and will continue in effect unless and until we receive contrary instructions as provided below. Any shareholder sharing an address may request to receive and instruct us to send separate copies of the proxy statement, annual report to shareholders and Notice of Internet Availability of Proxy Materials on an ongoing basis by written or verbal request to Chemical Financial Corporation, Attn: Dennis L. Klaeser, Chief Financial Officer, 235 E. Main Street, Midland, Michigan 48640, telephone (989) 839-5350. We will begin sending separate copies of such documents within thirty days of receipt of such instructions.
Availability of Information
Our combined 2017 Annual Report to Shareholders and Form 10-K Annual Report, including financial statements and financial statement schedules, but not the exhibits to the Form 10-K, and the 2018 Notice of Annual Meeting and Proxy Statement are available on the following website, www.proxydocs.com/CHFC or through the SEC's website at www.sec.gov. This information may be obtained without charge upon written request to Chemical Financial Corporation. Please direct your requests to Chemical Financial Corporation, 235 E. Main Street, Midland, Michigan 48640, Attn: Dennis L. Klaeser, Chief Financial Officer. Copies of exhibits to the Form 10-K may be requested at the cost of 30 cents per page from the Corporation.

Your vote is important. Even if you plan to attend the meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY OR VOTE BY TELEPHONE OR THE INTERNET.

CHEMICAL
FINANCIAL CORPORATION

ANNUAL MEETING OF CHEMICAL FINANCIAL CORPORATION

Date: APRIL 25, 2018
Time: 3:30 P.M. (Local Time)
Place: Devos Place, 303 Monroe Avenue NW, Grand Rapids, Michigan 49503

Please make your marks like this: ☒ Use dark black pencil or pen only

The Board of Directors Recommends a Vote **FOR** the director nominees listed in Proposal 1 and **FOR** Proposals 2 and 3.

1: Election of 13 Directors

	For	Withhold	Directors Recommend ↓
01 James R. Fitterling	☐	☐	For
02 Ronald A. Klein	☐	☐	For
03 Richard M. Lievense	☐	☐	For
04 Barbara J. Mahone	☐	☐	For
05 Barbara L. McQuade	☐	☐	For
06 John E. Pelizzari	☐	☐	For
07 David T. Provost	☐	☐	For
08 Thomas C. Shafer	☐	☐	For
09 Larry D. Stauffer	☐	☐	For
10 Jeffrey L. Tate	☐	☐	For
11 Gary Torgow	☐	☐	For
12 Arthur A. Weiss	☐	☐	For
13 Franklin C. Wheatlake	☐	☐	For

	For	Against	Abstain	
2: Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2018.	☐	☐	☐	For
3: Advisory Approval of Executive Compensation.	☐	☐	☐	For

Authorized Signatures - This section must be completed for your Instructions to be executed.

__________________ Please Sign Here   ______________ Please Date Above

__________________ Please Sign Here   ______________ Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

← If voting by mail, please separate carefully at the perforation and return just this portion in the envelope provided. ←

CHEMICAL
FINANCIAL CORPORATION

Annual Meeting of Chemical Financial Corporation to be held on Wednesday, APRIL 25, 2018 for Holders as of FEBRUARY 26, 2018

This proxy is being solicited on behalf of the Board of Directors

VOTED BY:

INTERNET

Go To
www.proxypush.com/CHFC
- Cast your vote online 24 hours a day/7 days a week.
- **Have your Proxy Card/Voting Instruction Form ready.**
- View Meeting Documents.

OR

TELEPHONE

Call
866-895-6904
- Use any touch-tone telephone toll-free 24 hours a day/7days a week.
- Follow the simple recorded instructions.
- **Have your Proxy Card/Voting Instruction Form ready.**

OR

MAIL
- Mark, sign and date your Proxy Card/Voting Instruction Form.
- Detach your Proxy Card/Voting Instruction Form.
- Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints William C. Collins, James R. Fitterling and David T. Provost, jointly and severally, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Chemical Financial Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

All votes must be received by 11:59 P.M., Eastern Time, APRIL 24, 2018.

PROXY TABULATOR FOR

CHEMICAL FINANCIAL CORPORATION
P.O. BOX 8016
CARY, NC 27512-9903

Proxy — Chemical Financial Corporation
Annual Meeting of Stockholders
April 25, 2018, 3:30 p.m. (Eastern Daylight Time)
This Proxy is Solicited on Behalf of the Board of Directors

→ If voting by mail, please separate carefully at the perforation and return just this portion in the envelope provided. →

The undersigned hereby appoints William C. Collins, James R. Fitterling and David T. Provost, jointly and severally, proxies, with full power of substitution, to vote all the shares of common stock of CHEMICAL FINANCIAL CORPORATION that the undersigned may be entitled to vote, held of record by the undersigned on February 26, 2018, at the annual meeting of shareholders of Chemical Financial Corporation to be held at the Devos Place, 303 Monroe Avenue NW, Grand Rapids, Michigan 49503, on Wednesday April 25, 2018, and at any adjournment of the meeting, on all matters that come before, and on all matters incident to the conduct of, the meeting and any and all adjournments of the meeting.

The purpose of the Annual Meeting is to take action on the following:

1. Proposal 1, Election of 13 Directors;
2. Proposal 2, Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ended December 31, 2018
3. Proposal 3, Advisory Approval of Executive Compensation; and
4. Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

The Board of Directors of the Company recommends a vote "FOR" all nominees for director and "FOR" proposals 2 and 3.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted "FOR" all nominees for director and "FOR" proposals 2 and 3. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. If you are voting by mail, the Named Proxies cannot vote your shares unless you sign and return this card.

To attend the meeting and vote your shares in person, please mark this box. ☐